Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Class A Common Stock
of
BLUE APRON HOLDINGS, INC.
at
$13.00 per share, net in cash, without interest
by
BASIL MERGER CORPORATION
a wholly owned subsidiary of
WONDER GROUP, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON NOVEMBER 9, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Basil Merger Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Wonder Group, Inc., a Delaware corporation (“Wonder”), is offering to purchase all of the issued and outstanding shares of Class A common stock, par value $0.0001 per share (the “Shares”), of Blue Apron Holdings, Inc., a Delaware corporation (“Blue Apron”), which constitute all of the issued and outstanding shares of capital stock of Blue Apron, at a purchase price of $13.00 per Share (the “Offer Price”), net to the stockholder in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated September 28, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among Blue Apron, Wonder and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Blue Apron pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Blue Apron continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Wonder (the “Merger”). At the time at which the Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Wonder and Blue Apron shall agree and specify in the certificate of merger, subject to the terms of the Merger Agreement (such time, the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Blue Apron or by any wholly owned subsidiary of Blue Apron (each, a “Blue Apron Subsidiary”) immediately prior to the Effective Time, (ii) Shares irrevocably accepted for purchase in the Offer by Purchaser, (iii) Shares held by Wonder, Purchaser or any other wholly owned subsidiary of Wonder immediately prior to the Effective Time, or (iv) Shares issued and outstanding immediately prior to the Effective Time that are held by a holder or beneficially by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who is entitled to demand and properly demands appraisal rights of such Shares pursuant to, and who is complying in all respects with the provisions of Section 262 of the DGCL (until such time as such person effectively withdraws, fails to perfect or otherwise loses such person’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be dissenting shares (the “Dissenting Shares”)) shall automatically convert into the right to receive an amount in cash equal to the Offer Price, without interest and less any applicable tax withholding, from Purchaser (the “Merger Consideration”).
Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.
The Board of Directors of Blue Apron (the “Blue Apron Board”) unanimously (i) determined and declared that the Offer, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and conditions set forth in the Merger Agreement (collectively, the “Transactions”), are advisable, and in the best interests of, Blue Apron and its stockholders, (ii) resolved that Blue Apron was authorized to enter into and is authorized to perform its obligations under the Merger Agreement, providing for the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be effected as soon as practicable following the consummation of the Offer and will be governed by and effected under Section 251(h) and the other relevant provisions of the DGCL and (iv) recommended that Blue Apron’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page i of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
The Information Agent for the Offer is:
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Banks and Brokerage Firms Please Call: 1 (212) 297-0720
Shareholders and All Others Call Toll-Free: 1 (844) 343-2625
Via Email: info@okapipartners.com

IMPORTANT
If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must:
•
If you hold your Shares directly as the holder of record, surrender the certificates evidencing such Shares (the “Share Certificates”) or confirm a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” and complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”). These materials must be delivered to the Depositary prior to the Expiration Time (as defined below).

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

Questions or requests for assistance may be directed to Okapi Partners LLC, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET
The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Blue Apron contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by Blue Apron to Wonder and Purchaser or has been taken from, or is based upon, publicly available documents or records of Blue Apron on file with the SEC or other public sources at the time of the Offer. Wonder and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Condition (as described in Section 15 — “Conditions of the Offer”), all of the issued and outstanding shares of Class A common stock, par value $0.0001 per share, of Blue Apron, which constitute all of the issued and outstanding shares of capital stock of Blue Apron.
Price Offered Per Share	Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: $13.00, net to the stockholder in cash, without interest and less any applicable tax withholding.
Scheduled Expiration of Offer	One minute past 11:59 P.M., Eastern Time, on November 9, 2023, unless the Offer is otherwise extended or earlier terminated.
Purchaser	Basil Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Wonder.
Blue Apron Board Recommendation	The Blue Apron Board unanimously recommended that Blue Apron’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
Who is offering to buy my securities?
•
Basil Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Wonder, which was formed solely for the purpose of facilitating the acquisition of Blue Apron by Wonder, is offering to buy all Shares in exchange for the Offer Price.

•
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser together with, where appropriate, Wonder. We use the term “Purchaser” to refer to Basil Merger Corporation alone, the term “Wonder” to refer to Wonder Group, Inc. alone and the term “Blue Apron” to refer to Blue Apron Holdings, Inc. alone.

See Section 8 — “Certain Information Concerning Wonder and Purchaser.”
What is the class and amount of securities sought pursuant to the Offer?
•
Purchaser is offering to purchase all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer to purchase the Shares and the term “Shares” to refer to the issued and outstanding shares of Class A common stock, par value $0.0001 per share, of Blue Apron, which constitute all of the issued and outstanding shares of capital stock of Blue Apron, that are the subject of the Offer.

See Section 1 — “Terms of the Offer.”
Why are you making the Offer?
•
We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Blue Apron. Following the consummation of the Offer, we intend to complete the Merger

(as defined below) as soon as practicable. Upon completion of the Merger, Blue Apron will become a wholly owned subsidiary of Wonder. In addition, we will cause the Shares to be delisted from The Nasdaq Stock Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.
Who can participate in the Offer?
•
The Offer is open to all holders and beneficial owners of the Shares.

How much are you offering to pay and what is the form of payment?
•
Purchaser is offering to pay $13.00 per Share, net to the stockholder in cash, without interest and less any applicable tax withholding.

See the “Introduction” to this Offer to Purchase.
Will I have to pay any fees or commissions?
•
If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees, commission or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
•
Yes. Blue Apron, Wonder and Purchaser have entered into an Agreement and Plan of Merger, dated September 28, 2023 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the Merger.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 15 — “Conditions of the Offer.”
What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?
•
The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

•
If you are a Non-U.S. Holder (as defined below), you generally will not be subject to U.S. federal income tax with respect to the sale of Shares pursuant to the Offer or receipt of cash in exchange for Shares pursuant to the Merger unless you have certain connections to the United States. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).
Does Purchaser have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?
•
Yes. We estimate that we will need approximately $103,000,000 in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Wonder will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not properly withdrawn) in the Offer. Wonder has and will continue to have cash on hand necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. The Offer is not conditioned upon Wonder’s or Purchaser’s ability to finance or fund the purchase of the Shares pursuant to the Offer.
See Section 9 — “Source and Amount of Funds.”
Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?
•
We do not think Purchaser’s financial condition is relevant to your decision to tender Shares in the Offer because:

•
the Offer is being made for all issued and outstanding Shares solely for cash;

•
through Wonder, Purchaser will have sufficient funds available to purchase all Shares validly tendered (and not properly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive an amount in cash equal to the Offer Price in the Merger; and

•
the Offer and the Merger are not subject to any financing condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
•
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Condition. The “Minimum Condition” means that there have been validly tendered in the Offer and not validly withdrawn immediately prior to the Expiration Time (as defined below) that number of Shares that, when added to the number of Shares, if any, then owned by Wonder, Purchaser or any other wholly owned subsidiary of Wonder, would represent at least one share more than one-half of all Shares then outstanding. See Section 15 — “Conditions of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?
•
No. Neither we nor Blue Apron is under any obligation to pursue or consummate the Merger if the Offer is not consummated as set forth in this Offer to Purchase. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

How long do I have to decide whether to tender my Shares in the Offer?
•
You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute past 11:59 P.M., Eastern Time, on November 9, 2023, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Time” means such subsequent time on such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
•
Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Wonder is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides:

•
Purchaser may, in its sole discretion, extend the scheduled Expiration Time for one or more periods (not to exceed 10 business days each); provided, however that in no event shall Purchaser be permitted to extend the Offer beyond one minute after 11:59 p.m. Eastern time, on the day that is the Outside Date (as defined below);
•
Purchaser shall extend the scheduled expiration date:

•
as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC);

•
if, at the then scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”) has not been satisfied (and Wonder or Purchaser has not waived such condition in accordance with the terms of the Merger Agreement), Purchaser will extend the Offer for one or more periods not to exceed 10 business days if and to the extent requested by Blue Apron; and

•
if as of the then scheduled Expiration Time, the Outside Date would have otherwise occurred but shall have been extended pursuant to the Merger Agreement as a result of any action brought by Blue Apron to specifically enforce the terms or provisions of the Merger Agreement, Purchaser shall extend the Offer until one minute after 11:59 p.m., Eastern time, on the day that is the Outside Date as it may be so extended pursuant to the terms of the Merger Agreement.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date and may only do so with Blue Apron’s consent. The “Outside Date” means February 28, 2024. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
Will there be a subsequent offering period?
•
No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act without the prior written consent of Blue Apron.

How will I be notified if the Offer is extended?
•
If we extend the Offer, we intend to inform Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Time.

See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
•
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the scheduled Expiration Time of the Offer, including, among other conditions:

•
the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”);

•
the Representations Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•
the Legal Restraint Condition (as defined below in Section 15 — “Conditions of the Offer”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer and the Merger are not subject to any financing condition.
How do I tender my Shares?
•
If you hold your Shares directly as the holder of record, surrender the Share Certificates or confirm a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” and complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the

v

instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Time.
•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through ATOP prior to the Expiration Time.

•
We are not providing for guaranteed delivery procedures. Therefore, Blue Apron stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Blue Apron stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
•
If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
•
You may withdraw your previously tendered Shares at any time until the Expiration Time. In addition, if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after December 12, 2023, the 60th day after commencement of the Offer, until we accept your Shares for payment.

See Section 4 — “Withdrawal Rights.”
How do I properly withdraw previously tendered Shares?
•
To properly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Time. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Time.

See Section 4 — “Withdrawal Rights.”
Has the Offer been approved by the Blue Apron Board?
•
Yes. The Blue Apron Board unanimously (i) determined and declared the Offer, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and conditions set forth in the Merger Agreement (collectively, the “Transactions”), are advisable, and in the best interests of, Blue Apron and its stockholders, (ii) resolved that Blue Apron was authorized to enter into and is authorized to perform its obligations under the Merger Agreement, providing for the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be effected as soon as practicable following the consummation of the Offer and will be governed by and effected under Section 251(h) and the other relevant provisions of the DGCL and (iv) recommended that Blue Apron’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Descriptions of the reasons for the Blue Apron Board’s recommendation and approval of the Offer are set forth in Blue Apron’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Blue Apron stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).
•
Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Recommendation of the Company Board”, “Background of the Offer and the Merger” and “Reasons for the Recommendation.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will Blue Apron continue as a public company?
•
No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, Blue Apron will become a wholly owned subsidiary of Wonder. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”
Will a meeting of Blue Apron stockholders be required to approve the Merger?
•
No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•
the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•
an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock (as defined in the DGCL);

•
immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•
the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•
each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

•
If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Blue Apron stockholders and without a vote or any further action by Blue Apron stockholders.

See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
•
If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into Blue Apron pursuant to Section 251(h) of the DGCL. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Blue Apron or by any Blue Apron Subsidiary immediately prior to the Effective Time, (ii) Shares irrevocably accepted for purchase in the Offer by Purchaser, (iii) Shares held by Wonder, Purchaser or any other wholly owned subsidiary of Wonder immediately prior to the Effective Time, or (iv) Dissenting Shares) shall automatically convert into the right to receive the Merger Consideration.

•
If the Merger is completed, Blue Apron stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262 of the DGCL. See Section 17 — “Appraisal Rights.”

•
However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of Blue Apron stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and Blue Apron will no longer be required to make filings with the SEC under the Exchange Act.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 13 — “Certain Effects of the Offer.”
What will happen to my stock options, restricted stock units and performance stock units?
•
The Offer is being made only for Shares, and not for outstanding stock options granted pursuant to any Company Stock Plan (as defined below) (“Options”), restricted stock units granted under any Company Stock Plan which award vests based solely on the continued performance of services (“RSUs”) or restricted stock units granted under any Company Stock Plan which award vests based on the achievement of one or more performance metrics and the continued performance of services (“PSUs”), in each case, granted by Blue Apron with respect to Class A common stock of Blue Apron. Holders of outstanding unexercised Options, or outstanding RSUs or PSUs will receive payment for such Options, RSUs or PSUs following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised Options who wish to participate in the Offer must exercise such Options in accordance with the terms of the applicable option agreement and tender the Shares, if any, issued upon such exercise. Any exercise of outstanding Options should be completed sufficiently in advance of the Expiration Time to ensure the holder of such outstanding Options will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Holders of outstanding unexercised Options that are not settled prior to the Expiration Time as provided above, and holders of unvested, RSUs and PSUs that are not settled prior to the Expiration Time will receive payment with respect to those Options, RSUs and PSUs as described in the following paragraphs.

•
Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each Option that is then outstanding but not then vested or exercisable, will become vested and exercisable in full. At the Effective Time, each such Option then outstanding (including any Option for which the vesting was accelerated immediately prior to the Effective Time as described in the preceding sentence) and unexercised will be cancelled and the holder thereof will be entitled to receive an amount in cash, without interest and less any applicable tax withholding, equal to the product obtained by multiplying (i) the total number of Shares underlying such Option and (ii) the excess, if any, of the Merger

Consideration over the exercise price per Share of such Option. Any Option that has an exercise price per Share that equals or exceeds the Merger Consideration will be cancelled for no consideration. The Merger Agreement provides that this payment will be made as promptly as practicable after the Effective Time (but in no event later than 10 business days after the Effective Time).
•
Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each RSU that is then outstanding but not then vested immediately prior to the Effective Time, will become vested in full. At the Effective Time, (i) each such RSU that is then outstanding and vested and (ii) each PSU that is outstanding and vested (including any PSU that becomes vested as a result of any applicable performance-vesting conditions becoming satisfied in connection with the Merger) will automatically be cancelled and the holder thereof will be entitled to receive an amount of cash, without interest and less any applicable tax withholding, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the number of Shares underlying such vested RSU or vested PSU, as applicable. The Merger Agreement provides that this payment will be made, at or as promptly as practicable after the Effective Time (but in no event later than 10 business days after the Effective Time) or at such later date as required under Section 409A of the Internal Revenue Code of 1986, as amended. Any PSU that is not vested (and does not become vested in connection with the Merger) as of immediately prior to the Effective Time shall be cancelled, without any consideration being payable in respect thereof and have no further effect.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
What will happen to outstanding warrants to purchase Shares?
•
As of immediately prior to the Effective Time, that certain Class A common stock purchase warrant issued by Blue Apron to FreshRealm, Inc. (“FreshRealm”) on June 9, 2023 (such warrant, the “Supplier Warrant”) shall automatically, if then-outstanding and unexercised and not previously exercised, as a result of the acceptance for purchase of all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and without any action on the part of the holder of the Supplier Warrant, be deemed to be exercised in full in a “cashless exercise” prior to the closing of the Merger and in accordance with the terms of such Supplier Warrant (including the terms of the Merger Agreement).

•
As of immediately prior to the date and time at which Purchaser irrevocably accepts for purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the “Acceptance Time”), each warrant to purchase Shares (not including the Supplier Warrant) (such warrants, the “Common Warrants”) that is then-outstanding and unexercised shall, in accordance with such specified Common Warrant’s terms and with no further action by the holders thereof or Blue Apron, automatically terminate and be cancelled and of no further force or effect and for no consideration.

What will happen to the Company Stock Plans (as defined below)?
•
Blue Apron’s 2012 Equity Incentive Plan and 2017 Stock Incentive Plan (each, a “Company Stock Plan”) will be terminated effective as of the Effective Time.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
What is the market value of my Shares as of a recent date?
•
On September 28, 2023, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $5.49 per Share. On October 12, 2023, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $12.90 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
•
Yes. On September 28, 2023, in connection with the execution and delivery of the Merger Agreement, FreshRealm, solely in its capacity as a beneficial owner of Shares, entered into a tender and support agreement (the “Tender and Support Agreement”) with Wonder and Purchaser, pursuant to which FreshRealm agreed, among other things, (i) to fully exercise the Supplier Warrant at least one day before the Offer is commenced, (ii) to tender all of its Shares in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (iii) to vote against other proposals to acquire Blue Apron and (iv) to certain other restrictions on its ability to take actions with respect to Blue Apron and its Shares.
•
The Tender and Support Agreement terminates automatically upon the earliest of (i) the termination or withdrawal of the Offer or the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) any modification, waiver or amendment to the Merger Agreement or the Offer that is effected without FreshRealm’s prior written consent (x) that decreases the amount, or changes the form, of consideration payable pursuant to the terms of the Merger Agreement, imposes any non-immaterial conditions, requirements or restrictions on FreshRealm’s right to receive the consideration payable to FreshRealm or that materially delays the timing of any such payment or (y) is otherwise in a manner adverse (directly or indirectly) to FreshRealm or (iv) the mutual written consent of Wonder and FreshRealm. As of October 12, 2023, FreshRealm beneficially owned approximately 16.5% of the outstanding Shares.

See Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements.”
Will I have appraisal rights in connection with the Offer?
•
No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as the Offer Price. More information regarding Section 262 of the DGCL, including how to access it without subscription or cost, is set forth in Blue Apron’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Blue Apron stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

See Section 17 — “Appraisal Rights.”
Whom should I call if I have questions about the Offer?
•
You may call Okapi Partners LLC, the information agent for the Offer (the “Information Agent”), toll free at +1 (844) 343-2625. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

x

INTRODUCTION
Basil Merger Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Wonder Group, Inc., a Delaware corporation (“Wonder”), is offering to purchase all of the issued and outstanding shares of Class A common stock, par value $0.0001 per share (the “Shares”), of Blue Apron Holdings, Inc., a Delaware corporation (“Blue Apron”), which constitute all of the issued and outstanding shares of capital stock of Blue Apron, at a purchase price of $13.00 per Share (the “Offer Price”), net to the stockholder in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated September 28, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among Blue Apron, Wonder and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Blue Apron pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Blue Apron continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Wonder (the “Merger”). At the time at which the Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Wonder and Blue Apron shall agree and specify in the certificate of merger, subject to the terms of the Merger Agreement (such time, the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Blue Apron or by any wholly owned subsidiary of Blue Apron (each, a “Blue Apron Subsidiary”) immediately prior to the Effective Time, (ii) Shares irrevocably accepted for purchase in the Offer by Purchaser, (iii) Shares held by Wonder, Purchaser or any other wholly owned subsidiary of Wonder immediately prior to the Effective Time or (iv) Shares issued and outstanding immediately prior to the Effective Time that are held by a holder or beneficially by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who is entitled to demand and properly demands appraisal rights of such Shares pursuant to, and who is complying in all respects with the provisions of Section 262 of the DGCL until such time as such person effectively withdraws, fails to perfect or otherwise loses such person’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be dissenting shares (the “Dissenting Shares”)) shall automatically convert into the right to receive an amount in cash equal to the Offer Price, without interest and less any applicable tax withholding, from Purchaser (the “Merger Consideration”).
Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.
The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.
The Board of Directors of Blue Apron (the “Blue Apron Board”) unanimously (i) determined and declared the Offer, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and conditions set forth in the Merger Agreement (collectively, the “Transactions”), are advisable, and in the best interests of, Blue Apron and its stockholders, (ii) resolved that Blue Apron was authorized to enter into and is authorized to perform its obligations under the Merger Agreement, providing for the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be effected as soon as practicable following the consummation of the Offer and will be governed by and effected under Section 251(h) and the other relevant provisions of the DGCL and (iv) recommended that Blue Apron’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
Descriptions of the Blue Apron Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions are set forth in Blue Apron’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Blue Apron stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Recommendation of the Company Board”, “Background of the Offer and the Merger” and “Reasons for the Recommendation.”
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.
Blue Apron has advised Wonder that at a meeting of the Blue Apron Board held on September 28, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Blue Apron Board, which was subsequently confirmed by delivery of a written opinion dated September 28, 2023, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Offer Price, to be paid to holders of Shares (other than (i) Shares held in the treasury of Blue Apron or by any Blue Apron Subsidiary immediately prior to the Effective Time, (ii) Shares irrevocably accepted for purchase in the Offer by Purchaser, (iii) Shares owned by Wonder, Purchaser or any other wholly owned subsidiary of Wonder immediately prior to the Effective Time, and (iv) Dissenting Shares (the shares referred to in clauses (i), (ii), (iii) and (iv), the “Excluded Shares”)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion delivered by J.P. Morgan to the Blue Apron Board is attached as Annex A to the Schedule 14D-9.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER
1.
Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares, which constitute all of the issued and outstanding shares of capital stock of Blue Apron, at the Offer Price, net to the stockholder in cash, without interest and less any applicable tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Time, pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn as described in Section 4 — “Withdrawal Rights.”
The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in Section 15 — “Conditions of the Offer.”
The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Wonder is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides:
a.
Purchaser may, in its sole discretion, extend the scheduled Expiration Time for one or more periods (not to exceed 10 business days each); provided, however that in no event shall Purchaser be permitted to extend the Offer beyond one minute after 11:59 p.m. Eastern time, on the day that is the Outside Date;

b.
Purchaser shall extend the scheduled expiration date:

i.
as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC);

ii.
if, at the then scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”) has not been satisfied (and Wonder or Purchaser has not waived such condition in accordance with the terms of the Merger Agreement), Purchaser will extend the Offer for one or more periods not to exceed 10 business days if and to the extent requested by Blue Apron; and

iii.
if as of the then scheduled Expiration Time, the Outside Date would have otherwise occurred but shall have been extended pursuant to the Merger Agreement as a result of any action brought by Blue Apron to specifically enforce the terms or provisions of the Merger Agreement, Purchaser shall extend the Offer until one minute after 11:59 p.m., Eastern time, on the day that is the Outside Date as it may be so extended pursuant to the terms of the Merger Agreement.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date and may only do so with Blue Apron’s consent. The “Outside Date” means February 28, 2024. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”
If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that Blue Apron’s prior written approval is required for Purchaser to, and for Wonder to permit Purchaser to:
(i)
change the form of consideration payable in the Offer;

(ii)
decrease the Offer Price;

(iii)
decrease the maximum number of Shares sought to be purchased in the Offer or otherwise change the Offer so that it is for fewer than all of the outstanding Shares;

(iv)
extend or otherwise change the Expiration Time, except to the extent permitted or required by the Merger Agreement;

(v)
terminate the Offer, except pursuant to the Merger Agreement;

(vi)
provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act;

(vii)
amend, change or waive the Minimum Condition (as defined below), the Legal Restraint Condition (as defined below) or the Company Material Adverse Effect Condition;

(viii)
amend, modify or supplement any Offer Condition or the terms of the Offer in any manner adverse to holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Wonder or Purchaser to consummate the Offer, the Merger or the other Transactions; or

(ix)
impose any condition to the Offer other than the Offer Conditions.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of 10 business days is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.
The obligation of Purchaser to irrevocably accept for payment, and pay for, all Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Wonder will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time. Under certain circumstances described in the Merger Agreement, Wonder or Blue Apron may terminate the Merger Agreement.
Blue Apron has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Blue Apron’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on Blue Apron’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.
Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered (and not properly withdrawn) pursuant to the Offer as promptly as practicable after the scheduled Expiration Time and, in any event, not more than two business days after the Expiration Time (the date and time Purchaser irrevocably accepts for purchase all the Shares validly tendered (and not validly withdrawn) pursuant to the Offer, the “Acceptance Time”). Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) to the extent the Shares are not already held with the Depositary, the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program (“ATOP”), an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.
The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser (and not properly withdrawn) as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Time.
3.
Procedures for Accepting the Offer and Tendering Shares

Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and, to the extent the Shares are not already held with the Depositary, either (i) in the case of certificated Shares, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.
No Guaranteed Delivery.   We are not providing for guaranteed delivery procedures. Therefore, Blue Apron stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Blue Apron stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.
Signature Guarantees for Shares.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) to the extent the Shares are not already held with the Depositary, certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.
THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.
Tender Constitutes Binding Agreement.   The tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Wonder or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Blue Apron stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Blue Apron.
Options, RSUs and PSUs.   The Offer is being made only for Shares, and not for outstanding Options, RSUs or PSUs. Holders of outstanding unexercised Options, outstanding RSUs or outstanding vested PSUs (including any such PSU that becomes vested as a result of any applicable performance-vesting condition becoming satisfied in connection with the Merger) will receive payment for such Options, RSUs or PSUs following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised Options who wish to participate in the Offer must exercise such Options in accordance with the terms of the applicable option agreement and tender the Shares, if any, issued upon such exercise. Any exercise of outstanding options should be completed sufficiently in advance of the Expiration Time to assure the holder of such outstanding Options will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of outstanding equity awards in the Merger.
Information Reporting and Backup Withholding.   Payments made to stockholders of Blue Apron in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return the Form W-9 included in the Letter of Transmittal. If you are an LLC or Other Classification, do not complete the Form W-9 included in the Letter of Transmittal. You must complete an Internal Revenue Service (“IRS”) Form W-9. This form can be found on the IRS website at www.irs.gov. See “Limited Liability Company or Other Classification” on the back of the enclosed Form W-9 for more information. The Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. If backup withholding applies and results in an overpayment of tax, a refund can generally be obtained by the stockholder timely filing a U.S. federal income tax return.
4.
Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after December 12, 2023, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If

Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.
Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Wonder or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5.
Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to Blue Apron stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
This summary applies only to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, mutual funds, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, government organizations, tax-exempt organizations, retirement plans or other tax-deferred accounts, a corporation that accumulates earnings to avoid U.S. federal income tax, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers or brokers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, Non-U.S. Holders (as defined below) that own or have owned within the past five years (or are deemed to own or have owned within the past five years) 5% or more of the outstanding Shares, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an “applicable financial statement” (as defined in the Code), stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences related to the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
Because individual circumstances may differ, each stockholder should consult its own tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the Offer and the Merger to it, including the application and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, and any U.S. federal, state, local and non-U.S. tax laws.
Tax Consequences to U.S. Holders
The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.
A U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for such Shares exceeds one year as of the closing of the Offer or the Effective Time, as the case may be. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
Tax Consequences to Non-U.S. Holders
Subject to the discussion under “Information Reporting and Backup Withholding” below, any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed on a net income basis generally in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) on effectively connected earnings and profits (as adjusted for certain items), which will include such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the

Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).
Information Reporting and Backup Withholding
Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.
The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER OR THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES, OR OTHER LAWS.
6.
Price Range of Shares; Dividends on the Shares

Prior to September 25, 2023, the Shares traded on the New York Stock Exchange (“NYSE”) and beginning September 25, 2023, the Shares trade on Nasdaq under the symbol “APRN.” Blue Apron has advised us that, as of September 27, 2023, 6,429,016 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by NYSE (except in the case of the third quarter of 2023, which is shown as reported by Nasdaq from September 25, 2023 through September 30, 2023), which gives effect to a 1-for-12 reverse stock split of Blue Apron’s Shares that became effective on June 7, 2023:
	High	Low
2023
Third Quarter	$12.89	$4.70
Second Quarter	$10.49	$4.91
First Quarter	$19.20	$8.52
2022
Fourth Quarter	$56.16	$8.04
Third Quarter	$98.64	$33.36
Second Quarter	$58.80	$27.24
First Quarter	$110.52	$48.48
2021
Fourth Quarter	$153.12	$73.80
Third Quarter	$92.28	$42.24
Second Quarter	$87.00	$47.52
First Quarter	$148.20	$66.96

On September 28, 2023, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $5.49 per Share. On October 12, 2023, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $12.90 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.
Blue Apron has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.
7.
Certain Information Concerning Blue Apron

The summary information set forth below is qualified in its entirety by reference to Blue Apron’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither Wonder nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Wonder nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning Blue Apron, whether furnished by Blue Apron or contained in such filings, or for any failure by Blue Apron to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Wonder or Purchaser.
Blue Apron, a Delaware corporation, offers fresh, chef-designed meals that empower home cooks to embrace their culinary curiosity, challenge their abilities in the kitchen and see what a difference cooking quality food can make in their lives. Blue Apron is focused on bringing incredible recipes to its customers, deepening its commitment to its employees, continuing to reduce food and packaging waste, and addressing its carbon impact. Blue Apron was formed as a corporation under the laws of the State of Delaware in December 2016 under the name Blue Apron Holdings, Inc.. The address of Blue Apron’s principal executive offices and Blue Apron’s phone number at its principal executive offices are as set forth below:
Blue Apron Holdings, Inc.
28 Liberty Street, 28th Floor
New York, NY 10005
(347) 719-4312
Additional Information.   The Shares are registered under the Exchange Act. Accordingly, Blue Apron is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Blue Apron’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of Blue Apron’s securities, any material interests of such persons in transactions with Blue Apron and other matters was disclosed in Blue Apron’s definitive proxy statement for Blue Apron’s 2023 Annual Meeting of Stockholders filed with the SEC on April 27, 2023. Such information also will be available in the Schedule 14D-9. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Blue Apron, that file electronically with the SEC.
8.
Certain Information Concerning Wonder and Purchaser

Purchaser is a Delaware corporation and wholly owned subsidiary of Wonder, and was formed solely for the purpose of facilitating the acquisition of Blue Apron by Wonder. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into Blue Apron and will cease to exist, with Blue Apron surviving the Merger as the Surviving Corporation. The address of

Purchaser’s principal executive offices and Purchaser’s phone number at its principal executive offices are as set forth below:
Basil Merger Corporation
4 World Trade Center
150 Greenwich Street, 57th Floor
New York, NY 10007
(908) 986-2038
Wonder, a Delaware corporation, was incorporated in 2018. Wonder is a platform that is focused on becoming the mealtime super app. Wonder operates a collection of vertically-integrated restaurants featuring some of the world’s best chefs, along with award-winning restaurants from across the country. Wonder operates four brick-and-mortar locations in New York City and New Jersey, where food can be delivered to your door by a Wonder courier, or available for pick-up and dine-in, with plans to expand rapidly. The address of Wonder’s principal executive offices and Wonder’s phone number at its principal executive offices are as set forth below:
Wonder Group, Inc.
4 World Trade Center
150 Greenwich Street, 57th Floor
New York, NY 10007
(908) 986-2038
The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer of Purchaser and Wonder are set forth in Schedule I to this Offer to Purchase.
Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or Wonder, or, to the best knowledge of Purchaser and Wonder after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
As of October 12, 2023, none of Wonder, Purchaser or their respective associates or affiliates owned any Shares.
Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Wonder or, to the best knowledge of Purchaser and Wonder after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of Blue Apron; (ii) none of Purchaser, Wonder or, to the best knowledge of Purchaser and Wonder after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of Blue Apron during the past 60 days; (iii) none of Purchaser, Wonder or, to the best knowledge of Purchaser and Wonder after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Blue Apron (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Wonder, their subsidiaries or, to the best knowledge of Purchaser and Wonder after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Blue Apron or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Purchaser, Wonder, their subsidiaries or, to the best knowledge of Purchaser and Wonder after due inquiry, any of the persons listed in Schedule I to this

Offer to Purchase, on the one hand, and Blue Apron or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of Blue Apron’s securities, an election of Blue Apron’s directors or a sale or other transfer of a material amount of Blue Apron’s assets.
The Schedule TO and the exhibits thereto, as well as other information filed by Wonder and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.
9.
Source and Amount of Funds

The Offer is not conditioned upon Wonder’s or Purchaser’s ability to finance or fund the purchase of the Shares pursuant to the Offer. We estimate that we will need approximately $103,000,000 in cash to purchase all of the Shares pursuant to the Offer, make all payments to holders of Options, RSUs and PSUs under the Merger Agreement and to complete the Merger. Wonder will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not properly withdrawn) in the Offer. Wonder has and will continue to have cash on hand necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. In connection with the Transactions, Wonder created a separate cash account that contains funds necessary to purchase all Shares validly tendered (and not properly withdrawn) in the Offer, and Wonder additionally has and will continue to have cash and cash equivalents on hand to satisfy any other obligations under the Merger Agreement and resulting from the Transactions. We have no specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger.
10.
Background of the Offer; Past Contacts or Negotiations with Blue Apron

Background of the Offer
The following is a description of contacts between representatives of Wonder and Blue Apron that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Blue Apron’s additional activities, please refer to the Schedule 14D-9 which will be filed by Blue Apron with the SEC and is being mailed to Blue Apron stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).
In the ordinary course of business, Wonder regularly evaluates business development opportunities, including strategic acquisitions and partnership and collaboration opportunities.
On July 23, 2023, a representative of Jefferies LLC (“Jefferies”), Blue Apron’s then financial advisor, introduced Linda Findley, Blue Apron’s president and chief executive officer, to Mr. Lore.
On August 1, 2023, Blue Apron and Wonder executed a non-disclosure agreement, which contained a standstill, to facilitate discussions regarding a potential strategic transaction between the two companies.
On August 1, 2023, Ms. Findley and Mr. Lore met in person to discuss the business and operations of each of Blue Apron and Wonder and the potential rationale for a strategic transaction between the two companies.
On August 4, 2023, members of Wonder management and members of Blue Apron management, as well as representatives of Jefferies, met in person to discuss Blue Apron’s and Wonder’s respective businesses, and the potential strategic rationale for a combination of the two companies.
From August 4, 2023 through August 10, 2023, members of Blue Apron management, with the assistance of representatives of Jefferies, engaged in due diligence discussions with members of Wonder’s management.
On August 10, 2023, Wonder and Blue Apron executed an amendment to the non-disclosure agreement to reflect certain clarifying amendments.
Also on August 10, 2023, Wonder submitted to Blue Apron a confidential, non-binding proposal to acquire 100% of the issued and outstanding equity interests of Blue Apron, in an all-cash transaction for a total equity value of $70 million payable to holders of all outstanding equity instruments of Blue Apron. The proposal stated it was not subject to any financing contingencies, and would be fully funded with cash on the balance sheet of Wonder and fully committed financing to be provided by Mr. Lore prior to signing a definitive acquisition agreement. The proposal stated that Wonder was ready to complete diligence and execute definitive documents within 30 days of the date that Blue Apron responds to Wonder’s remaining diligence requests.
On August 11, 2023, representatives of Blue Apron, Wonder and Jefferies attended a financial due diligence meeting by videoconference.
On August 17, 2023, representatives of Jefferies requested that Wonder submit a revised proposal and markup of the definitive merger agreement by the week of September 11.
On August 18, 2023, representatives of Blue Apron provided Wonder with an “auction” form of agreement and plan of merger, prepared by Blue Apron’s outside legal counsel, Wilmer Cutler Pickering Hale & Dorr LLP (“WilmerHale”).
From August 18, 2023 through August 29, 2023, Blue Apron management and representatives of each of Jefferies and WilmerHale continued to respond to due diligence inquiries and engaged in due diligence discussions with Wonder.
On August 28, 2023, Mr. Lore sent an email to Ms. Findley indicating that Wonder’s outside legal counsel, Fenwick & West LLP (“Fenwick”), would be sending a revised draft of the agreement and plan of merger to WilmerHale, and that Wonder remained motivated to consummate a transaction. The email also stated that the price indicated in its August 10, 2023 proposal continued to represent a significant premium, and further that Wonder remained excited to continue Blue Apron’s partnership with FreshRealm. The email also requested further confirmatory diligence information, and a direct meeting with FreshRealm, and emphasized Wonder’s desire to move quickly.
Later on August 28, 2023, representatives of Fenwick provided a markup of the agreement and plan of merger to representatives of WilmerHale, which reflected various changes and requests to the form provided by WilmerHale, including a “breakup” fee, payable by Blue Apron in certain customary circumstances, equal to 6% of the equity value of Blue Apron represented by the transaction.
On August 30, 2023, representatives of Blue Apron management informed representatives of Wonder management that Jefferies would cease to act as Blue Apron’s financial advisor, but that Blue Apron expected to continue with its process, including responding to due diligence inquiries, and that Blue Apron would put Wonder in contact with Blue Apron’s new financial advisor as soon as the engagement was finalized.
On September 6, 2023, representatives of J.P. Morgan held an introductory call with representatives of Wonder.
On September 7, 2023, representatives of WilmerHale sent representatives of Fenwick a revised draft of the merger agreement reflecting various changes, including to reduce the proposed breakup fee payable by Blue Apron from 6% of the equity value of Blue Apron to 3%.
From September 7, 2023 through September 19, 2023, Blue Apron management, representatives of J.P. Morgan and representatives of WilmerHale and Richards Layton engaged in various due diligence discussions with representatives of Wonder and its advisors and representatives.
On September 10, 2023, representatives of J.P. Morgan sent representatives of Wonder a written “process letter” requesting a final proposal from Wonder by September 19, 2023, which emphasized the need for certainty of financing, a markup of the agreement and plan of merger previously provided by WilmerHale, confirmation that due diligence is substantially complete, and confirmation that the only items that Wonder would seek from FreshRealm would be that FreshRealm agree to consent to such transaction and waive its termination right under the existing commercial agreements with Blue Apron, including its production and fulfillment agreement, in connection with a change of control of Blue Apron and that it would also sign a tender and support agreement in connection with the transaction.

On September 14, 2023, Mr. Lore called Ms. Findley to preview the revised proposal Wonder intended to submit the following week, stating that Wonder would not request any specific amendments to Blue Apron’s agreements with FreshRealm as a condition to execution of definitive documents (other than to request that FreshRealm would sign a tender and support agreement in connection with the transaction and that FreshRealm would execute a waiver of its right to terminate the production and fulfillment agreement in connection with a change of control transaction), and that the per share price for common stock of Blue Apron was likely to be in the range of $11.00 to $12.00 per share of common stock. Ms. Findley did not respond to the specifics of the proposal and encouraged Mr. Lore and Wonder to submit their best proposal on September 19, 2023 in accordance with the process letter from J.P. Morgan.
Also on September 14, 2023, representatives of Fenwick sent representatives of WilmerHale a revised draft of the merger agreement reflecting various changes, including agreement to Blue Apron’s proposal of a breakup fee equal to 3% of the equity value of Blue Apron.
On September 19, 2023, Blue Apron received a revised proposal from Wonder, which provided for the acquisition of 100% of the outstanding equity interests of Blue Apron for $13.00 per share of common stock of Blue Apron in cash, via a two-step transaction effected by a tender offer immediately followed by a back-end merger. The proposal was not subject to any financing contingency, and stated that Wonder would have sufficient cash to consummate the transaction upon execution of the merger agreement, and Wonder included with its proposal a reaffirmation letter from its lenders stating their commitment to fund prior to execution of the merger agreement. The proposal stated that Wonder was substantially complete with its due diligence, subject to confirmatory due diligence and a meeting with Blue Apron and FreshRealm. Further, Wonder’s proposal, with respect to FreshRealm, was only subject to receipt of a waiver by FreshRealm of its right to terminate the commercial agreements between Blue Apron and FreshRealm, including the production and fulfillment agreement, upon a change of control of Blue Apron and execution by FreshRealm of a tender and support agreement with respect to the shares of common stock of Blue Apron underlying the Supplier Warrant. The proposal from Wonder was expressly conditioned on the execution of an exclusivity arrangement by no later than the close of business on September 21, 2023, which exclusivity period would expire 5 business days after the date of the exclusivity agreement.
On September 21, 2023, representatives of J.P. Morgan, Goldman, Sachs & Co., Wonder’s financial advisor (“Goldman Sachs”), and respective members of management of Blue Apron and Wonder engaged in discussions regarding Wonder’s proposal. During those discussions, Wonder and its advisors reiterated that Wonder had proposed its best and final price and would not increase its price further, and that if Blue Apron did not enter into exclusivity by the end of the day on September 21, 2023, with such period to expire by the end of the day on September 28, 2023, then its proposal would be deemed revoked and terminated.
Later on September 21, 2023, at Blue Apron’s request, representatives of FreshRealm made themselves available for a confirmatory due diligence call attended by representatives of FreshRealm, Blue Apron, Wonder, and J.P. Morgan. On the call, representatives of FreshRealm answered due diligence questions from representatives of Wonder, and further stated that FreshRealm was prepared to execute and deliver a support agreement to tender or vote, as applicable, the shares of common stock of Blue Apron underlying the Supplier Warrant in favor of a transaction with Wonder, and that it would, subject to review of the final forms of definitive documents for the transaction, execute and deliver a waiver of its right to terminate the existing commercial agreements between Blue Apron and FreshRealm, including the production and fulfillment agreement, in connection with a change of control transaction with Wonder.
Later on September 21, 2023, Blue Apron and Wonder executed the exclusivity agreement, with such exclusivity period to expire on September 28, 2023.
From September 22, 2023 through September 28, 2023, representatives of Blue Apron, Wonder, Fenwick, WilmerHale, Goldman Sachs and J.P. Morgan continued to finalize remaining confirmatory due diligence items and ancillary documents, and representatives of WilmerHale and Fenwick finalized negotiations of the agreement and plan of merger and the other definitive documents completed thereby. During this period, representatives of WilmerHale and FreshRealm’s counsel also finalized the terms of the tender and support agreement and waiver and consent to be delivered by FreshRealm concurrently with execution of the definitive agreement and plan of merger.

On September 28, 2023, the board of directors of Wonder approved the Merger Agreement, Transaction and Tender and Support Agreement and the Transactions, including the Offer and the Merger, by unanimous written consent.
Later on September 28, 2023, Blue Apron, Wonder and Purchaser executed the Merger Agreement, and Blue Apron, Wonder, Purchaser and FreshRealm executed the Tender and Support Agreement.
On September 29, 2023, prior to the opening of the Nasdaq market, Blue Apron and Wonder issued a joint press release announcing the parties’ entry into the Merger Agreement.
On October 13, 2023, Purchaser commenced the Offer and filed this Offer to Purchase.
11.
The Merger Agreement; Other Agreements

Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that Wonder or Purchaser makes with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Wonder and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to modify or supplement any factual disclosures about Wonder, Purchaser or Blue Apron. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of Wonder, Purchaser and Blue Apron and may be subject to qualifications and limitations agreed upon by Wonder, Purchaser and Blue Apron. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between Wonder, Purchaser and Blue Apron, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC. Neither the inclusion of the Merger Agreement nor the summary of the Merger Agreement is intended to modify or supplement any factual disclosures about Blue Apron, Wonder or Purchaser in Blue Apron’s public reports filed with the SEC and in some cases, are qualified by the confidential disclosure letter delivered by Blue Apron to Wonder and Purchaser concurrently with the execution of the Merger Agreement (the “Disclosure Letter”). Investors are not third-party beneficiaries under the Merger Agreement (except prior to the Acceptance Time, for the right of holders of Shares to pursue claims for damages (including damages based on loss of the economic benefits of the transaction to the stockholders of Blue Apron, taking into account without limitation the total amount payable to such stockholders under the Merger Agreement) and other relief (including equitable relief) for any breach of the Merger Agreement by Wonder or Purchaser, whether or not the Merger Agreement has been validly terminated and from and after the Acceptance Time, the rights of holders of Shares, Options, RSUs, PSUs or Common Warrants to receive the consideration in the Merger applicable to such holder(s). Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since September 28, 2023, which subsequent information may or may not be fully reflected in Wonder, Purchaser and Blue Apron’s public disclosures.
The Offer.   Provided that the Merger Agreement has not been terminated, Purchaser will commence the Offer as promptly as practicable, and in no event later than October 13, 2023. Purchaser’s obligation to, and Wonder’s obligation to cause Purchaser to, irrevocably accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described herein. Subject to the satisfaction of the Minimum Condition and the other Offer Conditions described herein, the Merger Agreement provides that Purchaser will, and Wonder will cause Purchaser to, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer and, in any event, no more than two business days after the expiration of the Offer.
Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that Blue Apron’s prior written approval is required for Purchaser to, and for Wonder to permit Purchaser to:
•
change the form of consideration payable in the Offer;

•
decrease the Offer Price;

•
decrease the maximum number of Shares sought to be purchased in the Offer or otherwise change the Offer so that it is for fewer than all of the outstanding Shares;

•
extend or otherwise change the Expiration Time, except to the extent permitted or required by the Merger Agreement;

•
terminate the Offer, except pursuant to the Merger Agreement;

•
provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act;

•
amend, change or waive the Minimum Condition (as defined below), the Legal Restraint Condition (as defined below) or the Company Material Adverse Effect Condition;

•
amend, modify or supplement any Offer Condition or the terms of the Offer in any manner adverse to holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Wonder or Purchaser to consummate the Offer, the Merger or the other Transactions; or

•
impose any condition to the Offer other than the Offer Conditions.

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Wonder is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides:
a.
Purchaser may, in its sole discretion, extend the scheduled Expiration Time for one or more periods (not to exceed 10 business days each); provided, however that in no event shall Purchaser be permitted to extend the Offer beyond one minute after 11:59 p.m. Eastern time, on the day that is the Outside Date;

b.
Purchaser shall extend the scheduled expiration date:

i.
as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC);

ii.
if, at the then scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”) has not been satisfied (and Wonder or Purchaser has not waived such condition in accordance with the terms of the Merger Agreement), Purchaser will extend the Offer for one or more periods not to exceed 10 business days if and to the extent requested by Blue Apron; and

iii.
if as of the then scheduled Expiration Time, the Outside Date would have otherwise occurred but shall have been extended pursuant to the Merger Agreement as a result of any action brought by Blue Apron to specifically enforce the terms or provisions of the Merger Agreement,

Purchaser shall extend the Offer until one minute after 11:59 p.m., Eastern time, on the day that is the Outside Date as it may be so extended pursuant to the terms of the Merger Agreement.
In each case, Purchaser is not required to extend the Offer beyond the Outside Date and may only do so with Blue Apron’s consent. The “Outside Date” means February 28, 2024.
The Merger.   At the Effective Time, Purchaser will merge with and into Blue Apron, the separate existence of Purchaser will cease, and Blue Apron will continue as the Surviving Corporation in the Merger. Subject to the Merger Agreement and pursuant to the DGCL (including Section 251 thereof), the closing date of the Merger will take place soon as practicable following (and, if the Acceptance Time occurs on a business day, on the same day as, and if Acceptance Time does not occur on a business day, on the first business day after) the Acceptance Time. Wonder, Purchaser and Blue Apron have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h)(6) of the DGCL) of the Offer without a vote of holders of the Shares in accordance with Section 251(h) of the DGCL.
At the closing of the Merger (the “Closing”), Wonder and Blue Apron will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL to effectuate the Merger.
At the Effective Time, by virtue of the Merger without any further action, the certificate of incorporation of and bylaws of Blue Apron as in effect immediately prior to the Effective Time will be amended and restated in their entirety and, as so amended, will be the certificate of incorporation and the bylaws of the Surviving Corporation. The bylaws of the Surviving Corporation immediately following the Effective Time will be the bylaws of Purchaser immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by the name of the Surviving Corporation.
Board of Directors and Officers of the Surviving Corporation.   The board of directors of the Surviving Corporation immediately following the Effective Time will consist of the sole member of the board of directors of Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation immediately following the Effective Time will consist of the officers of Blue Apron immediately prior to the Effective Time, each to hold office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Conversion of Capital Stock at the Effective Time.   In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Blue Apron or by any Blue Apron Subsidiary immediately prior to the Effective Time, (ii) Shares irrevocably accepted for purchase in the Offer by Purchaser, (iii) Shares held by Wonder, Purchaser or any other wholly owned subsidiary of Wonder immediately prior to the Effective Time, or (iv) Dissenting Shares) shall automatically convert into the right to receive the Merger Consideration.
Each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of Class A common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.
The holders of certificates or book-entry shares which immediately prior to the Effective Time represented Shares will cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Dissenting Shares, the rights set forth in Section 262 of the DGCL.
Treatment of Equity Awards.   Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each Option that is then outstanding but not then vested or exercisable, will become vested and exercisable in full. At the Effective Time, each such Option then outstanding (including any such Option for which the vesting was accelerated immediately prior to the Effective Time as described in the preceding sentence) and unexercised will be cancelled and the holder thereof will be entitled to receive an amount in cash, without interest and less any applicable tax withholding, equal to the product obtained by multiplying

(i) the total number of Shares underlying such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option. Any Option that has an exercise price per Share that equals or exceeds the Merger Consideration will be cancelled for no consideration. The Merger Agreement provides that this payment will be made as promptly as practicable after the Effective Time (but in no event later than 10 business days after the Effective Time).
Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each RSU that is then outstanding but not then vested immediately prior to the Effective Time, will become vested in full. At the Effective Time, (i) each such RSU that is then outstanding and vested and (ii) each PSU that is outstanding and vested (including any PSU that becomes vested as a result of any applicable performance-vesting conditions becoming satisfied in connection with the Merger) will automatically be cancelled and the holder thereof will be entitled to receive an amount of cash, without interest and less any applicable tax withholding, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the number of Shares underlying such vested RSU or vested PSU, as applicable. The Merger Agreement provides that this payment will be made, at or as promptly as practicable after the Effective Time (but in no event later than 10 business days after the Effective Time) or at such later date as required under Section 409A of the Internal Revenue Code of 1986, as amended. Any PSU that is not vested (and does not become vested in connection with the Merger) as of immediately prior to the Effective Time shall be cancelled, without any consideration being payable in respect thereof and have no further effect.
Supplier Warrant.   Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, that certain Class A common stock purchase warrant issued by Blue Apron to FreshRealm, Inc. (“FreshRealm”) on June 9, 2023 (such warrant, the “Supplier Warrant”), if then-outstanding and unexercised will, as a result of the acceptance for purchase of all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and without any action on the part of the holder of the Supplier Warrant, automatically be deemed to be exercised in full in a “cashless exercise” prior to the Closing and in accordance with the terms of such Supplier Warrant (including Section 2(b) thereof).
Common Warrants.   Pursuant to the Merger Agreement, as of immediately prior to the Acceptance Time, each warrant to purchase Shares (not including the Supplier Warrant) (such warrants, the “Common Warrants”) that is then-outstanding and unexercised will, in accordance with such specified Common Warrant’s terms and with no further action by the holders of such Common Warrants, automatically terminate and be cancelled and of no further force or effect and for no consideration.
Withholding.   Wonder, Purchaser, Blue Apron, the Surviving Corporation and the Depositary are entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts required to deducted and withheld under the Code or any other tax law.
Transfer Taxes.   If payment is to be made to a person other than the person named on a surrendered Share Certificate, it will be a condition to such payment that (i) such Share Certificate so surrendered must be properly endorsed or must otherwise be in proper form and (ii) the person presenting such Share Certificate must pay any transfer tax or other taxes required or must establish to the satisfaction of Wonder that such tax has been paid or is not required to be paid.
In the Merger Agreement, Blue Apron has made representations and warranties to Wonder and Purchaser with respect to, among other things:
•
corporate matters, such as organization, organizational documents, standing, qualification, power and authority to enter into the Merger Agreement and to consummate the Transactions;

•
capital structure;

•
subsidiaries and equity interests;

•
authority, execution and enforceability relative to the Merger Agreement;

•
no conflicts and required consents;

•
SEC filings and accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•
no undisclosed liabilities;

•
the absence of specified changes or events;

•
taxes;

•
real property;

•
intellectual property;

•
contracts;

•
litigation;

•
environmental matters;

•
employee benefit plans;

•
compliance with laws, including anti-corruption and anti-bribery laws;

•
permits;

•
labor matters;

•
data privacy and security;

•
the opinion of its financial advisor;

•
no stockholder vote required;

•
compliance with Section 203 of the DGCL;

•
brokers; and

•
affiliate transactions.

Certain of the representations and warranties in the Merger Agreement made by Blue Apron are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of operations of Blue Apron and the Blue Apron Subsidiaries, taken as a whole. For purposes of the definition of “Company Material Adverse Effect,” no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a “Company Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:
(A)   general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
(B)   conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(C)   conditions (or changes in such conditions) in the industries in which Blue Apron and the Blue Apron Subsidiaries conduct business;
(D)   political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;
(E)   earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, other acts of God or other force majeure events in the United States or any other country or region in the world;

(F)   the announcement of the Merger Agreement or the pendency or consummation of the Transactions or any statements by Wonder regarding the plans or intentions of Wonder with respect to the future conduct of the business of Blue Apron (except to the extent arising from a breach of the representation and warranty set forth in Section 3.4(b) of the Merger Agreement) including (i) the identity of Wonder, (ii) the loss or departure of directors, consultants, officers or other employees of Blue Apron or any of its subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the Transactions or any statements by Wonder regarding the plans or intentions of Wonder with respect to the future conduct of the business of the Blue Apron, (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers or other material business partners, whether as a direct or indirect result of the loss or departure of directors, consultants, officers or employees of Blue Apron or any Blue Apron Subsidiary or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Transactions or any statements by Wonder regarding the plans or intentions of Wonder with respect to the future conduct of the business of Blue Apron, and (iv) any other negative development (or potential negative development) in the relationships of Blue Apron or any Blue Apron Subsidiary with any of its customers or other material business partners, whether as a direct or indirect result of the loss or departure of directors, consultants, officers or employees of Blue Apron or any of its subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Transactions or any statements by Wonder regarding the plans or intentions of Wonder with respect to the future conduct of the business of Blue Apron;
(G)   any actions taken or failure to take action, in each case, to which Wonder has approved, consented to or requested in writing; or compliance with the express terms of, or the taking of any action required by the express terms of, the Merger Agreement (except to the extent arising from a breach of the representation and warranty set forth in Section 3.4(b) of the Merger Agreement); or the failure to take any action prohibited by the Merger Agreement;
(H)   changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in generally accepted accounting principles (“GAAP”) or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;
(I)   changes in Blue Apron’s stock price or the trading volume of the Blue Apron’s stock, or any failure by Blue Apron to meet any public estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period, or any failure by the Blue Apron or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition);
(J)   pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing or any law, regulation, statute, directive, pronouncement or guideline issued by a governmental entity, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions relating thereto or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof (in each case including any COVID-19 Responses related thereto);
(K)   any legal proceedings made or brought by any of the current or former stockholders of Blue Apron (on their own behalf or on behalf of Blue Apron) against Blue Apron, Purchaser, Wonder or any of their directors or officers, including legal proceedings arising out of the Offer, the Merger or the other Transactions; or
(L)   the failure by Blue Apron to receive or earn any contingent consideration and/or rebate or similar payments or credits under that certain Asset Purchase Agreement, dated of June 9, 2023, by and among Blue Apron, Blue Apron, LLC and FreshRealm, that certain Production and Fulfillment Agreement, dated as of June 9, 2023, by and between Blue Apron, LLC and FreshRealm, and/or any agreement contemplated thereby; except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in clauses (A) through (E), (I) and (J) above disproportionately adversely affect in a material respect Blue Apron and the Blue Apron

Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which Blue Apron and any Blue Apron Subsidiary conduct business (in which case, only such disproportionate adverse effects (if any) relative to the other companies that conduct business in the countries and regions in the world and in the industries in which Blue Apron and any Blue Apron Subsidiary conduct business will be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur).
In the Merger Agreement, Wonder and Purchaser have made representations and warranties to Blue Apron with respect to:
•
corporate matters, such as organization, organizational documents, standing, qualification, power and authority to enter into the Merger Agreement and to consummate the Transactions;

•
authority, execution and enforceability relative to the Merger Agreement;

•
no conflicts and required consents;

•
accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•
operations of Purchaser;

•
no stockholder vote required;

•
compliance with Section 203 of the DGCL;

•
sufficient funds to consummate the Offer and the Merger

•
litigation;

•
other agreements or understandings;

•
brokers;

•
independent investigation;

•
no other Blue Apron representations or warranties; and

•
non-reliance on Blue Apron estimates, projections, forecasts, forward-looking statements and business plans.

Certain of the representations and warranties in the Merger Agreement made by Wonder and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, the term “Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of Wonder or Purchaser to consummate the Offer, the Merger or the other Transactions or otherwise perform any of its obligations under the Merger Agreement.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement survive the Effective Time.
Conduct of Business Pending the Merger.   Blue Apron has agreed that, from September 28, 2023 to the earlier of the Acceptance Time and the termination of the Merger Agreement in accordance with its terms, except as expressly provided for by the Merger Agreement, Blue Apron will, and will cause each Blue Apron Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business.
Blue Apron has further agreed that, from September 28, 2023 to the earlier of the Acceptance Time and the termination of the Merger Agreement in accordance with its terms, except as expressly provided for by the Merger Agreement, Blue Apron will not, and will cause each Blue Apron Subsidiary not to, directly or indirectly, do any of the following without the prior written consent of Wonder (which consent will not be unreasonably withheld, delayed or conditioned), among other things and subject to specified exceptions (including specified ordinary course exceptions or as otherwise expressly permitted by the Merger Agreement or set forth in the Disclosure Letter):

•
(i) declare, set aside or pay any dividends on, or pay or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a Blue Apron Subsidiary to its parent), (ii) split, combine or reclassify any of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for (A) the acquisition or redemption of shares of capital stock of Blue Apron Subsidiaries or (B) the acquisition of Shares (1) from holders of Options or Common Warrants in full or partial payment of the exercise price therefor, (2) from holders of Options, RSUs or PSUs in full or partial payment of any applicable taxes payable by such holder upon exercise or settlement thereof, as applicable, to the extent required or permitted under the terms thereof or (3) from current or former employees, directors and consultants in accordance with agreements that have been made available to Wonder providing for the repurchase of shares or forfeiture of shares, in each case under this clause (3) in connection with any termination of services to Blue Apron or a Blue Apron Subsidiary;

•
issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than (i) the issuance of shares of capital stock of wholly owned Blue Apron Subsidiaries in connection with capital contributions, (ii) the issuance of Shares upon (w) the exercise of Options or Common Warrants outstanding on September 28, 2023, (x) the settlement of RSUs or PSUs outstanding on September 28, 2023, or (y) the vesting, exercise and/or settlement of any equity awards granted after September 28, 2023;

•
amend its certificate of incorporation, bylaws or other comparable charter or organizational documents (except for immaterial or ministerial amendments);

•
acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Blue Apron and the Blue Apron Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;

•
sell, lease, license, pledge, or otherwise dispose of or subject to any lien any material properties or material assets of Blue Apron or any Blue Apron Subsidiary other than in the ordinary course of business;

•
adopt any stockholder rights plan;

•
(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) to Blue Apron or one of the Blue Apron Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (C) pursuant to supplier financing programs, agreements or arrangements whether or not classified as debt under GAAP, and (D) indebtedness in an aggregate principal amount not to exceed $5,000,000 on the terms set forth in the Disclosure Letter) or (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Blue Apron or any of Blue Apron Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing; provided, however, that Blue Apron may continue to make investments in the ordinary course of business in accordance with its investment policy as in effect on September 28, 2023 (a copy of which has been made available to Wonder);

•
make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000,000 in the aggregate for Blue Apron and the Blue Apron Subsidiaries, taken as a whole, other than as included in Blue Apron’s budget for capital expenditures previously made available to Wonder;

•
make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•
enter into, terminate or amend in any material respect, or expressly release any material rights under, any material contract of Blue Apron listed in the Disclosure Letter;

•
adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

•
increase the compensation of any director, employee or individual service provider of Blue Apron or any Blue Apron Subsidiary, including by granting any bonus, retention, severance or termination pay, adopting any new Company Employee Plan (as defined below), or taking any action to modify or accelerate the rights or benefits under any Company Employee Plan; or

•
authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Access to Information.   From September 28, 2023 to the earlier of the Acceptance Time and the termination of the Merger Agreement in accordance with its terms, subject to the requirements of applicable law, Blue Apron will (and will cause each Blue Apron Subsidiary to) provide Wonder and its officers, directors, employees, investment bankers, attorneys, other advisors or other representatives solely for purposes of furthering the Offer and the Merger and the other Transactions or in connection with integration planning relating thereto, reasonable access during normal business hours to Blue Apron’s books and records and contracts, and furnish, as promptly as reasonably practicable, to Wonder all information concerning its business, properties and personnel as Wonder may reasonably request, subject to customary exceptions and limitations.
Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement provides for indemnification and insurance rights in favor of Blue Apron’s current and former directors, managers, officers and agents, who we refer to as “indemnitees.” Specifically, Wonder and Purchaser have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses relating thereto) existing in favor of any indemnitees whether under applicable law, as provided in Blue Apron’s certificate of incorporation or bylaws or in any indemnification agreement between an indemnitee and Blue Apron shall survive the Merger and continue in full force and effect. From the period beginning on the Effective Time and ending six years from the Effective Time, Wonder shall cause the certificate of incorporation and bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each indemnitee than are set forth in the certificate of incorporation and bylaws of Blue Apron (and with respect to each such subsidiary, the comparable organizational documents of such subsidiary) as in effect on September 28, 2023.
The Surviving Corporation will either (i) maintain, and Wonder will cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time, Blue Apron’s current directors’ and officers’ liability insurance policies (the “Existing D&O Policies”) with respect to matters existing or occurring at or prior to the Effective Time (including the Transactions), so long as the annual premium therefor would not exceed 300% of the last annual premium (the “Maximum Premium”) paid prior to the Effective Time for the Existing D&O Policies or (ii) purchase a six-year extended reporting period endorsement with respect to the Existing D&O Policies and maintain such endorsement in full force and effect for its full term. If Blue Apron’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation will obtain, and Wonder will cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the indemnitees than the Existing D&O Policies.
Reasonable Best Efforts.   Upon the terms and subject to the conditions set forth in the Merger Agreement, each of Blue Apron, Wonder and Purchaser will use its reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make the Offer, the Merger and the other Transactions as promptly as practicable and (ii) execute or deliver any additional instruments necessary to consummate the Offer, the Merger and the other Transactions, and to fully carry out the purposes of, the Merger Agreement.
Each of Wonder, Purchaser and Blue Apron will use its reasonable best efforts to furnish to the other parties all information required for any application or other filing to be made pursuant to any applicable law in connection with the Offer, the Merger or the other Transactions.
Except the Offer, the Merger and the other Transactions, Wonder will not, and will cause its affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by another manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to (or the consummation of) such acquisition, merger or consolidation would reasonably be expected to (i) increase the risk of any governmental entity entering an order prohibiting the consummation of the Transactions (including under any antitrust laws) or (ii) materially delay the consummation of the Transactions.
Employee Matters.   As set forth in the Merger Agreement, Wonder will (or will cause the Surviving Corporation to), for a period of one year following the Effective Time, or such shorter period as a Blue Apron employee remains employed,(the “Continuation Period”), provide to each employee of Blue Apron or Blue Apron Subsidiary (each, a “Blue Apron Employee”) (i) a base salary or wage rate no less favorable than the base salary or wage rate provided to such employee immediately before the Effective Time, (ii) commission opportunities and annual cash bonus opportunities, in each case no less favorable than the commissions and annual cash bonus opportunities, respectively, provided to such employee immediately before the Effective Time and (iii) other employee benefits that are no less favorable, in the aggregate, than the other benefits provided to such employee immediately before the Effective Time.
For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefits plan sponsored, maintained, contributed to (or required to be contributed to) by Wonder or any of its subsidiaries used by Wonder or any of its subsidiaries to provide benefits to any Blue Apron Employee after the Effective Time (such plans, “New Plans”), each Blue Apron Employee will, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with Blue Apron and the Blue Apron Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Blue Apron Employee was entitled, before the Effective Time, to credit for such service by Bule Apron or a Blue Apron Subsidiary; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or provide credit under a defined benefit or frozen plan of Wonder and its affiliates. In addition, and without limiting the generality of the foregoing, (i) each Blue Apron Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as an existing Blue Apron employee benefit plan (“Company Employee Plans”) in which such Blue Apron Employee participated immediately before the Effective Time and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Blue Apron Employee, Wonder will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Blue Apron Employee and his or her covered dependents.
If any Blue Apron Employee (who is not otherwise a party to an employment agreement, offer letter or similar agreement or arrangement or any amendment or supplement of any of the foregoing, in each case that provides for a different treatment with respect to severance) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Blue Apron Employee would have received severance benefits under Blue Apron’s existing severance guidelines, Wonder will cause the Surviving Corporation to provide that such Blue Apron Employee will be entitled to severance benefits from the Surviving Corporation determined in accordance with the Merger Agreement and Disclosure Letter.
Nothing in the foregoing will otherwise prohibit Wonder, Blue Apron or any of their subsidiaries from amending or terminating (in accordance with any applicable terms), or will be construed as creating, amending or terminating any employee benefit plan, Company Employee Plan, New Plan or any other compensation or benefit plan, program, policy, practice, agreement and arrangement sponsored or maintained by Blue Apron, Wonder or any of their subsidiaries, and nothing in the Merger Agreement will otherwise require Blue Apron, Wonder or any of their respective subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms. The foregoing provisions do not apply to individuals who are covered by collective bargaining, works council or other collective representation agreements and are solely for the benefit Blue Apron, Wonder and Purchaser, and no current or former employee, officer, director, manager or consultant, or any other individual, will be regarded for any purpose as a third party beneficiary of the foregoing.
Stockholder Litigation.   Blue Apron will have the right to control the defense and settlement of any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions brought by any stockholder of Blue Apron or any holder of Blue Apron’s other securities against Blue Apron and/or its directors or officers after September 28, 2023 (“Transaction Litigation”); provided that Blue Apron will (i) notify Wonder promptly of the commencement or written threat of any Transaction Litigation of which it has received notice or become aware and will keep Wonder reasonably informed regarding any such proceedings and (ii) give Wonder the opportunity to participate, at Wonder’s expense, in the defense of any such litigation and Blue Apron will consider Wonder’s advice with respect to such litigation. In no event will Blue Apron enter into, agree to or disclose any settlement with respect to any Transaction Litigation without Wonder’s consent, such consent not to be unreasonably withheld, delayed or conditioned.
No Solicitation.   From September 28, 2023 to the earlier of the Acceptance Time or the termination of the Merger Agreement in accordance with its terms, Blue Apron and the Blue Apron Subsidiaries will not, and Blue Apron will use reasonable efforts to cause its representatives not to, directly or indirectly (i) solicit or initiate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal; provided, however, that nothing in the Merger Agreement will prohibit Blue Apron, any Blue Apron Subsidiary or any representative of Blue Apron or any Blue Apron Subsidiary from informing persons of the existence of the provisions of Section 6.1 of the Merger Agreement. Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement (subject to compliance with Section 6.1(c)-(d) of the Merger Agreement), at any time prior to the Acceptance Time, Blue Apron may (A) furnish non-public information with respect to Blue Apron and the Blue Apron Subsidiaries to any Qualified Person (as defined below) (and the representatives of such Qualified Person), pursuant to an Acceptable Confidentiality Agreement (as defined below), (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the representatives of such Qualified Person) regarding any Acquisition Proposal or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Shares with any Qualified Person.
“Acceptable Confidentiality Agreement” a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement (as defined below) (it being understood and agreed that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of, or amendment to, any Acquisition Proposal).
“Acquisition Proposal” means any offer, proposal or similar indication of interest (other than an offer, proposal or indication of interest made or submitted by or on behalf of Wonder or any of its subsidiaries) for any transaction or series of related transactions (other than the Offer or the Merger or any transaction(s) involving solely Blue Apron and/or one or more Blue Apron Subsidiary) for (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction (i) in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of Blue Apron or, if Blue Apron is not a surviving entity in such transaction, of the surviving entity in such transaction involving Blue Apron or (ii) in which Blue Apron issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of Blue Apron or, if Blue Apron is not a surviving entity in such transaction, the surviving entity in such transaction involving Blue Apron; (b) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of the assets of any business or businesses that constitute or account for 20% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of Blue Apron and Blue Apron Subsidiaries (taken as a whole); or (c) any combination of the foregoing; provided, that, for the avoidance of doubt, the exercise (or any action taken in contemplation of exercise) of the Supplier Warrant by the holder thereof will not in and itself be deemed to constitute an Acquisition Proposal.
“Superior Proposal” means any Qualifying Proposal on terms which the Blue Apron Board determines in its good faith judgment, after consultation with the Blue Apron’s outside legal counsel and financial advisors, is more favorable to the holders of Shares than the Transactions (as modified by any written, binding offer by Wonder to amend the terms of the Merger Agreement, which offer is not revocable for at least five business days), after taking into taking into account all financial, economic, legal, regulatory and financing aspects (including the timing and certainty of closing) that the Blue Apron Board determines to be relevant; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal will be deemed to be references to “50%.”
“Qualified Person” means any Person making an Acquisition Proposal after September 28, 2023 (that did not arise from a breach of Section 6.1(a) or Section 6.1(b) of the Merger Agreement or a breach, in any material respect, of Section 6.1(c) or Section 6.1(d) of the Merger Agreement) that the Blue Apron Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal.
“Qualifying Proposal” means an unsolicited Acquisition Proposal made by a Qualified Person that did not result from a breach of Section 6.1(a) or Section 6.1(b) of the Merger Agreement or a breach, in any material respect, of Section 6.1(c) or Section 6.1(d) of the Merger Agreement.
Change in Recommendation.   As described above, and subject to the provisions described below, the Blue Apron Board has determined to recommend that the stockholders of Blue Apron accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The foregoing recommendation is referred to herein as the “Blue Apron Board Recommendation.” The Blue Apron Board also agreed to include the Blue Apron Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Wonder to refer to such recommendation in this Offer to Purchase and documents related to the Offer.
Except as described below, the Blue Apron Board will not:
(a)
withhold, withdraw, modify or qualify, or publicly propose to do any of the following, in each case, in a manner adverse to Wonder or Purchaser, the recommendation by the Blue Apron Board with respect to the Offer, including by failing to include the recommendation by the Blue Apron Board with respect to the Offer in the Schedule 14D-9;

(b)
approve or recommend or publicly announce a recommendation to the stockholders of Blue Apron, any Acquisition Proposal;

(c)
after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer, which will be subject to clause (d) below), fail to publicly affirm the recommendation by the Blue Apron Board with respect to the Offer within 10 business days after a written request by Wonder to the Blue Apron Board to do so (or, if earlier, by the close of business on February 28, 2024) (provided, that Wonder will be limited to one such request with respect to any Acquisition Proposal unless such Acquisition Proposal has been modified, and then one such request with respect to any such modification); and

(d)
in the event a tender offer or exchange offer for outstanding Shares has been commenced (other than by Wonder or an affiliate of the Wonder), (x) recommend that the stockholders of the Blue Apron tender their shares in such tender or exchange offer, and (y) within 10 business days after the commencement of such tender or exchange offer, fail to confirm the Blue Apron Board Recommendation or recommend against acceptance of such offer (each of the actions referred to in clauses (a)-(d) above, a “Company Board Recommendation Change”).

Blue Apron will not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).
However, at any time prior to the Acceptance Time, subject to compliance with other provisions summarized under “— No Solicitation” and “— Change in Recommendation” above the Blue Apron Board may effect a Company Board Recommendation Change and/or terminate the Merger Agreement in accordance with its terms and enter into a definitive agreement with respect to a Superior Proposal if:
(i)
in response to a Qualifying Proposal (and no other Acquisition Proposal) if (A) the Blue Apron Board has determined in good faith (after consultation with outside counsel and its financial advisor) that (x) such Qualifying Proposal would constitute a Superior Proposal and (y) the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law; (B) Blue Apron has notified Wonder in writing that it intends to effect a Company Board Recommendation Change (a “Determination Notice”), which Determination Notice will (w) describe in reasonable detail the reasons for such Company Board Recommendation Change, (x) provide the material terms and conditions of such Qualifying Proposal (including the consideration offered therein and the identity of the Person or group making such Qualifying Proposal), (y) provide unredacted copies of all agreements to be entered into by Blue Apron or any Blue Apron Subsidiary in connection with such Qualifying Proposal, and (z) provide copies of documents in respect of any financing arrangements delivered by the Qualified Person (or by such Qualified Person’s Affiliates or Representatives) to finance such Qualifying Proposal (which may be redacted in a manner consistent with Section 4.5 of the Merger Agreement) (it being understood that the Determination Notice will not, in and of itself, constitute a Company Board Recommendation Change); (4) if requested by Wonder, Blue Apron has made its representatives, including its senior management, outside counsel and financial advisor, available for discussions and negotiations with Wonder’s representatives regarding any proposed modifications to the terms and conditions of the Merger Agreement during the four-Business Day period following delivery by Blue Apron to Wonder of such Determination Notice; and (5) if Wonder has delivered to Blue Apron a written, binding and irrevocable offer to alter the terms or conditions of the Merger Agreement during such four-Business Day period, the Blue Apron Board has determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by Wonder, that (x) such Qualifying Proposal constitutes a Superior Proposal and (y) the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary obligations under applicable law; provided that any material amendment to the terms of such Qualifying Proposal (whether or not in response to any changes proposed by Wonder pursuant to clause (4) above), it being understood and agreed that any change in the type or amount of per share consideration or purchase price will be considered material, after which the conditions set forth in clause (2) above remain satisfied will require a new Determination Notice and an additional two-Business Day period from the date of such Determination Notice during which the terms of clause (4) above and this clause (5) will apply, mutatis mutandis; or

(ii)
in response to any Intervening Event if: (A) the Blue Apron Board has determined in good faith (after consultation with outside counsel) that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law; (B) Blue Apron has provided to Wonder a Determination Notice describing in reasonable detail the reasons for such Company Board Recommendation Change; (C) if requested by Wonder, Blue Apron has made its representatives, including its senior management, outside counsel and financial advisor, available for discussions and negotiations with Wonder’s representatives regarding any proposed modifications to the terms and conditions of the Merger Agreement during the four-Business Day period following delivery by Blue Apron to Wonder of such Determination Notice; and (D) if Wonder has delivered to Blue Apron a written, binding and irrevocable offer to alter the terms or conditions of the Merger Agreement during such four-Business Day period, the Blue Apron Board has determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by Wonder, that the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary obligations under applicable law.
Blue Apron will as promptly as reasonably practicable (and in any event within 24 hours) advise Wonder following receipt of (i) any Acquisition Proposal or any request for information or inquiry, proposal or offer that the Blue Apron Board in good faith believes could reasonably be expected to lead to an Acquisition Proposal and (ii) the material terms and conditions of such Acquisition Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, and any subsequent amendments or modifications thereto) and the identity of the person making any such Acquisition Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, Blue Apron and its representatives will keep Wonder informed on a reasonably prompt basis as to any material developments with respect to any such Acquisition Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and will provide Wonder with a copy of any written correspondence, documents or agreements delivered to or by Blue Apron or its representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).
“Intervening Event” means any event, change, effect, development, condition or occurrence material to Blue Apron and the Blue Apron Subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the Blue Apron Board as of September 28, 2023 (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable as of such date); provided that in no event will any of the following constitute, contribute to or be taken into account when determining whether there is, or would reasonably be expected to be, an Intervening Event: (i) any event, change, effect, development, condition, occurrence or circumstance resulting from the announcement (whether or not authorized by the parties, including any pre-signing reports in the press or otherwise, reporting on a potential transaction among the parties or otherwise relating to the acquisition of Blue Apron) or pendency of the Merger Agreement, the Offer, the Merger or the other Transactions, including the identity of, or events, developments, occurrences, circumstances, changes or effects relating to, Wonder or any of its affiliates or any communication by Wonder or any of its affiliates regarding plans, proposals or projections with respect to Blue Apron or its employees (including any impact on the relationship of Blue Apron contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners), (ii) changes in the market price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (iii) Blue Apron’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying facts giving rise or contributing to such fact may be taken into account in determining whether there has been an Intervening Event), (iv) any fact relating to Wonder or its affiliates, (v) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, or the consequences of any of the foregoing, (vi) any of the matters set forth on Schedule 9.1 of the Disclosure Letter, or (vii) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, or the consequences of any of the foregoing.
Termination.   The Merger Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to clauses (b) through (i) below, by written notice by the terminating party to the other party):
(a)
by mutual written consent of Wonder and Blue Apron at any time prior to the Acceptance Time;

(b)
by either Blue Apron or Wonder at any time prior to the Acceptance Time and after February 28, 2024 (the “Outside Date”), if the Acceptance Time will not have occurred on or before the Outside Date; provided that the right to terminate the Merger Agreement pursuant to this clause (b) will not available to Blue Apron, Purchaser or Wonder if the failure of such party (or any affiliate of such party) to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Outside Date (such termination right, the “Outside Date Termination Right”);

(c)
by either Blue Apron or Wonder at any time prior to the Acceptance Time if a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger; provided, however, that Blue Apron or Wonder shall not be permitted to terminate the Merger Agreement pursuant to this clause (c) if the failure of such party (or any affiliate of such party) to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action

(d)
by Blue Apron or Wonder if the Offer (as it may have been extended pursuant to the Merger Agreement) expires as a result of the non-satisfaction of one or more of the Offer Conditions, including the Minimum Condition, or is terminated or withdrawn prior to the Acceptance Time, in each case, without Purchaser having accepted for purchase any Shares validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that Blue Apron or Wonder will not be permitted to terminate the Merger Agreement pursuant to this clause (d) if the material failure of such party (or any affiliate of such party) to fulfill any obligation under the Merger Agreement has been the principal cause or result in the non-satisfaction of any Offer Condition (such termination right, the “Offer Conditions Termination Right”);

(e)
by Wonder, prior to the Acceptance Time, if Blue Apron has effected a Company Board Recommendation Change (such termination right, the “Company Board Recommendation Change Right”);

(f)
by Blue Apron, at any time prior to the Acceptance Time, if the Blue Apron Board determines to accept a Superior Proposal, but only if Blue Apron and the Blue Apron Board have complied in all material respects with its obligations under Section 6.1 of the Merger Agreement with respect to such Superior Proposal and substantially concurrently with the termination of the Merger Agreement, Blue Apron pays Wonder the Termination Fee (as defined below) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal (such termination right, the “Superior Proposal Termination Right”);

(g)
by Wonder, prior to the Acceptance Time, if there has been a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Blue Apron set forth in the Merger Agreement, which breach, inaccuracy or failure (A) would cause the conditions set forth in clauses (b)(ii) or (b)(iii) of Annex I of the Merger Agreement not to be satisfied, and (B) is incapable of being cured by the Outside Date, or if capable of being cured in such time frame, has not been cured within 20 business days following receipt by Blue Apron of written notice of such breach, inaccuracy or failure Wonder; provided that neither Wonder nor Purchaser is then in breach of any representation, warranty or covenant under the Merger Agreement such that would permit Blue Apron to terminate the Merger Agreement pursuant to clause (h) below (such termination right, the “Material Breach Termination Right”);

(h)
by Blue Apron, prior to the Acceptance Time, if there has been a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Wonder or Purchaser set forth in the Merger Agreement, which breach or inaccuracy (i) shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) is incapable of being cured by the Outside Date or, if capable of being curing in such time frame, has not been cured within 20 business days following receipt by Wonder of written notice of such breach, inaccuracy or failure from Blue Apron; provided that Blue Apron is not then in breach of any representation, warranty or covenant under the Merger Agreement such that would permit Wonder to terminate this Agreement pursuant to clause (g) above;

(i)
by Blue Apron (A) if Purchaser has failed to commence the Offer by October 13, 2023 (other than due to a violation by Blue Apron of its obligations under Sections 1.2(d) and 1.2(e)) of the Merger Agreement or (B) upon two business days’ notice to Wonder if (x) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such conditions being able to be satisfied) and (y) Purchaser has failed to irrevocably accept for purchase all the Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended in accordance with the Merger Agreement).
Effect of Termination.   If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will immediately become void and there will be no liability or obligation on the part of Wonder, Blue Apron, Purchaser or their respective representatives, stockholders or affiliates; provided that (a) any such termination will not relieve any party hereto from liability for any Fraud or Willful Breach (each as defined below) and (b) (x) certain specified provisions and definitions of the Merger Agreement and (y) the Confidentiality Agreement will remain in full force and effect and survive any termination of the Merger Agreement.
“Fraud” means fraud (with an element of scienter, including that the other party relied thereon to its detriment) under the laws of Delaware.
“Willful Breach” means a breach of any covenant or agreement set forth in the Merger Agreement in any material respect that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result, or would reasonably be expected to result, in a breach of the Merger Agreement. For the avoidance of doubt, Wonder’s or Purchaser’s failure to consummate the Offer or the Merger or effect the Closing when required under the Merger Agreement will be a Willful Breach of the Merger Agreement.
Blue Apron Termination Fee.   Blue Apron will pay to Wonder a fee of $3.1 million (the “Termination Fee”) if:
•
Wonder terminates the Merger Agreement pursuant to the Company Board Recommendation Change Right;

•
Blue Apron terminates the Merger Agreement pursuant to the Superior Proposal Termination Right; or

•
If either Wonder or Blue Apron terminates the Merger Agreement pursuant to: (x) the Outside Date Termination Right or Offer Conditions Termination Right at a time the conditions set forth in clause (b)(i) of Annex I of the Merger Agreement have been satisfied or are capable of being satisfied (but in the case of a termination by Blue Apron, only if at such time Wonder would also have the right to terminate the Merger Agreement pursuant to the Outside Date Termination Right or Offer Conditions Termination Right or (y) by Wonder pursuant to the Material Breach Termination Right, if (A) before the date of such termination, an Acquisition Proposal has been publicly announced or made known to Blue Apron and, in each case, not publicly withdrawn prior to such termination and (B) within 12 months after the date of termination, Blue Apron has (1) consummated the transactions contemplated by any Acquisition Proposal or (2) entered into any definitive agreement with respect to an Acquisition Proposal that is subsequently consummated.

For these purposes, all references to “20%” and “80%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”
Except in the event of Fraud or any Willful Breach, in the event the Termination Fee is paid to Wonder in accordance with the terms of the Merger Agreement, (i) payment of the Termination Fee shall constitute the sole and exclusive remedy of Wonder, Purchaser, their respective affiliates and representatives of each of the foregoing in connection with the Merger Agreement, the termination of the Merger Agreement, the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, the Transactions or matters contemplated by the Merger Agreement in the circumstances in which such Termination Fee became payable and (ii) the receipt of such Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Wonder, Purchaser, any of their respective affiliates, any representative of any of the foregoing or any other Person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Wonder, Purchaser, any of their respective affiliates, any representative of any of the foregoing or any other Person shall, nor shall any of them be entitled to, bring or maintain any other claim, action or proceeding against Blue Apron or any Blue Apron Subsidiary or any of their respective current or former representatives, partners, stockholders, managers, members or affiliates arising out of the Merger Agreement, any of the Transactions or any matters forming the basis for such termination.
Specific Performance.   The parties have acknowledged and agreed that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, as monetary damages or other legal remedies, even if available, would not be an adequate remedy for any such damages, including if Wonder, Purchaser or Blue Apron fails to take any action required of it under the Merger Agreement to consummate the Transactions. Accordingly, in the event of any breach or threatened breach by Blue Apron, on the one hand, or Wonder and/or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, Blue Apron, on the one hand, and Wonder and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement without proof of damages or otherwise to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement, in each case without posting a bond or other security and in addition to any other remedy to which they are entitled.
Expenses.   Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
Offer Conditions.    The Offer Conditions are described in Section 15 — “Conditions of the Offer.”
Other Agreements
Tender and Support Agreement
The following is a summary of certain provisions of the Tender and Support Agreement (as defined below). The summary does not purport to be complete and is qualified in its entirety by reference to the Tender and Support Agreement itself which has been filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Tender and Support Agreement for a more complete description of the provisions summarized below.
Concurrently with entry into the Merger Agreement, Wonder, Purchaser and Blue Apron (solely for purposes of Section 1.1(b) of the Tender and Support Agreement) entered into a Tender and Support Agreement (as it may be amended from time to time, the “Tender and Support Agreement”), dated as of September 28, 2023, with FreshRealm. Pursuant to the Tender and Support Agreement, FreshRealm agreed to fully exercise the Supplier Warrant at least one (1) day before commencement of the Offer. As of October 12, 2023, FreshRealm beneficially owned approximately 16.5% of the outstanding Shares.
The Tender and Support Agreement provides that as promptly as practicable (but in no event later than ten business days) after the commencement of the Offer, FreshRealm will tender in the Offer, and not withdraw, all Subject Shares (as defined in the Tender and Support Agreement), which includes all outstanding Shares FreshRealm beneficially owns.
Subject to the terms of the Tender and Support Agreement, during the period from September 28, 2023 until the termination of the Tender and Support Agreement (the “Support Period”), FreshRealm has irrevocably and unconditionally agreed at any annual or special meeting of the stockholders of Blue Apron, however called, including any adjournment or postponement thereof, to (i) appear (in person or by proxy) at each such meeting or otherwise cause all such Subject Shares to be counted as present at the meeting for purposes of determining a quorum and (ii) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to all of the Subject Shares owned as of the record date for such meeting (or the date that any written consent is executed), (x) against any action, agreement or transaction that, to the knowledge of FreshRealm, would reasonably be expected to (A) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Blue Apron contained in the Merger Agreement, or of FreshRealm contained in the Tender and Support Agreement or (B) result in any of the Offer Conditions not being timely satisfied; and (y) against any Acquisition Proposal and against any amendment to Blue Apron’s certificate of incorporation, bylaws or other corporate action (including any liquidation, dissolution, extraordinary dividend or other significant corporate reorganization of Blue Apron, in each case, to the extent requiring approval of stockholders of a corporation under the DGCL) involving Blue Apron that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Merger or the other Transactions.
Until the Subject Shares are accepted for payment in the Offer, FreshRealm will retain at all times the right to vote the Subject Shares in FreshRealm’s sole discretion, and without any other limitation, on any matters other than those set forth above that are at any time or from time to time presented for consideration to Blue Apron’s stockholders generally. The obligations of FreshRealm specified above will apply whether or not (A) the Offer or the Merger or any action described above is recommended by the Blue Apron Board or (B) there has been any Company Board Recommendation Change.
During the Support Period, FreshRealm has further agreed not to, directly or indirectly, without the prior written consent of Wonder, (i) create or permit to exist any lien, other than certain permitted liens, on any of the Subject Shares, (ii) transfer, sell, assign, gift, hedge, lend, pledge or otherwise dispose of (including by sale or merger, by tendering into any tender or exchange offer (except for the Offer), by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Subject Securities, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power of attorney or other authorization or consent in or with respect to any of the Subject Shares, (v) deposit or permit the deposit of any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares, (vi) enter into any contract that is materially inconsistent with, or which would materially restrict, impair or interfere with the performance of FreshRealm’s obligations under the Tender and Support Agreement or (vii) approve or consent to any of the foregoing. The restrictions on Transfer are subject to certain customary exceptions.
During the Support Period, FreshRealm, solely in its capacity as a stockholder of Blue Apron, also agreed not to, and to direct its representatives involved in the transactions contemplated by the Tender and Support Agreement not to: (i) directly or indirectly, solicit or initiate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal, or (iii) resolve or agree to do any of the foregoing; provided that, to the extent that Blue Apron is permitted to take any action, or not prohibited from taking any action, pursuant to Section 6.1 of the Merger Agreement, FreshRealm and its representatives also will be so permitted and/or not prohibited.
The Tender and Support Agreement will automatically terminate upon the first to occur of (i) the termination or withdrawal of the Offer or the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) any modification, waiver or amendment to the Merger Agreement or the Offer that is effected without FreshRealm’s prior written consent (x) that decreases the amount, or changes the form, of consideration payable to FreshRealm pursuant to the terms of the Merger Agreement, imposes any non-immaterial conditions, requirements or restrictions on FreshRealm’s right to receive the consideration payable to FreshRealm or that materially delays the timing of any such payment or (y) is otherwise in a manner adverse (directly or indirectly) to FreshRealm or (iv) the mutual written consent of Wonder and FreshRealm.
Confidentiality Agreement
On August 1, 2023, Wonder and Blue Apron entered into a confidentiality agreement, which was subsequently amended on August 10, 2023 (the “Confidentiality Agreement”), pursuant to which Wonder agreed to, and to cause its directors, officers, employees, agents, attorneys, accountants, consultants and financial advisors to, for a period continuing until August 1, 2026, (i) keep confidential and not disclose certain non-public information about Blue Apron to any third party and (ii) not to use such non-public information of Blue Apron for any purpose, except for the specific purpose of evaluating a possible negotiated transaction between Blue Apron and Wonder, in each case, subject to certain exceptions. The Confidentiality Agreement includes a customary standstill provision for the benefit of Blue Apron that expires on August 1, 2025 and permits Wonder to privately approach the Blue Apron Board or Blue Apron’s chief executive officer during the standstill period. The standstill provision automatically terminates upon Blue Apron’s public announcement that it has entered into a definitive agreement with a third party for the acquisition of more than 50% of the outstanding capital stock of Blue Apron or all or substantially all of Blue Apron’s consolidated assets.
This summary of the Confidentiality Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement itself which has been filed as Exhibits (d)(3) and (d)(4) to the Schedule TO and is incorporated herein by reference.
Exclusivity Agreement
On September 21, 2023, Blue Apron and Wonder entered into an exclusivity agreement (the “Exclusivity Agreement”), which provided for exclusive negotiations between Blue Apron and Wonder until the earlier of (i) the execution of a definitive agreement with respect to the Transactions (as defined below), (ii) Wonder informing Blue Apron that Wonder is no longer interested in proceeding with the Transactions on the terms set forth in that certain revised non-binding proposal, dated September 19, 2023, from Wonder to Blue Apron, and (iii) 11:59 p.m., Eastern time, on September 28, 2023.
This summary of the Exclusivity Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement itself which has been filed as Exhibit (d)(5) to the Schedule TO and is incorporated herein by reference.
12.
Purpose of the Offer; Plans for Blue Apron

Purpose of the Offer
The purpose of the Offer is for Wonder, through Purchaser, to acquire control of, and would be the first step in Wonder’s acquisition of the entire equity interest in, Blue Apron. The Offer is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.
The Blue Apron Board unanimously (i) determined and declared the Offer, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and conditions set forth in the Merger Agreement (collectively, the “Transactions”), are advisable, and in the best interests of, Blue Apron and its stockholders, (ii) resolved that Blue Apron was authorized to enter into and is authorized to perform its obligations under the Merger Agreement, providing for the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be effected as soon as practicable following the consummation of the Offer and will be governed by and effected under Section 251(h) and the other relevant provisions of the DGCL and (iv) recommended that Blue Apron’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
If the Offer is consummated, we will not seek the approval of Blue Apron’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of Blue Apron stockholders in accordance with Section 251(h) of the DGCL.

Plans for Blue Apron
After completion of the Offer and the Merger, Blue Apron will become a wholly owned subsidiary of Wonder. In connection with Wonder’s consideration of the Offer, Wonder has developed a plan, on the basis of available information, to integrate Blue Apron’s business with the Wonder platform. Wonder plans to offer customers expanded food choices, flexibility, and convenience through both the Wonder and the Blue Apron brands and find opportunities for synergy. Wonder will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.
Except as set forth in this Offer to Purchase and the Merger Agreement, and as contemplated by the Transactions, Wonder and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Blue Apron (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets); (ii) any purchase, sale or transfer of a material amount of assets of Blue Apron or any of its subsidiaries; (iii) any material change in Blue Apron’s present dividend policy, or indebtedness (if any) or capitalization; (iv) a class of securities of Blue Apron being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (v) any change to the management of Blue Apron; (vi) any other material change in Blue Apron’s corporate structure or business; or (vii) a class of equity securities of Blue Apron being eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.
13.
Certain Effects of the Offer

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (see Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into Blue Apron pursuant to Section 251(h) of the DGCL. Since the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and Blue Apron will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding Shares will be held by Wonder.
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable, thereafter subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
Stock Quotation.   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, Blue Apron does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Wonder will seek to cause the delisting of the Shares on Nasdaq as promptly as practicable after the Effective Time.
If Nasdaq were to delist the Shares prior to the consummation of the Merger, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent, if any, of a public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.
Margin Regulations.   The Shares are currently “margin stock” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin stock” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Blue Apron to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Blue Apron, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Blue Apron and persons holding “restricted securities” of Blue Apron to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin stock” or be eligible for listing on Nasdaq. We intend and will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.
14.
Dividends and Distributions

The Merger Agreement provides that from September 28, 2023 to the earlier of the Acceptance Time or the termination of the Merger Agreement in accordance with its terms, except as expressly provided for by the Merger Agreement, without the prior written consent of Wonder, Blue Apron will not declare, set aside or pay any dividends on, or pay or make any other distribution (whether in cash, securities or other property) in respect of any capital stock (including the Shares) of Blue Apron (other than dividends and distributions by a direct or indirect wholly owned subsidiary of Blue Apron to its parent).
15.
Conditions of the Offer

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions below. Purchaser will not be required to, and Wonder will not be required to cause Purchaser to, accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered (and not validly withdrawn) pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may not accept for payment any tendered Shares if, at the then-scheduled expiration of the Offer, any of the following conditions (collectively, the “Offer Conditions”) exist:
(i)
the Minimum Condition has not been satisfied. The “Minimum Condition” means that there have been validly tendered in the Offer and not validly withdrawn immediately prior to the Expiration Time that number of Shares that, when added to the number of Shares, if any, then owned by Wonder, Purchaser or any other wholly owned subsidiary of Wonder, would represent at least one share more than one-half of all Shares then outstanding;

(ii)
at any time on or after September 28, 2023 and before the expiration of the Offer, any of the following shall occur and be continuing and shall not have resulted from the breach by Wonder or Purchaser of any of their obligations under the Merger Agreement:

a.
any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer, or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other Transactions (the “Legal Restraint Condition”);

b.
(A) the representations and warranties of Blue Apron contained in clause (a) of Section 3.7 of the Merger Agreement are not true and correct in all respects as of September 28, 2023 and the Expiration Time, (B) any of the representations and warranties of Blue Apron set forth in Sections 3.1, 3.3(c), 3.3(d), 3.4(a), 3.4(b)(i), 3.4(d), 3.19 and 3.21 of the Merger Agreement are not true, correct and accurate in all material respects as of September 28, 2023 and as of the Expiration Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which will not have been so true and correct in all material respects as of such earlier date), (C) any of the representations and warranties of Blue Apron set forth in Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(d) of the Merger Agreement will not be true and accurate in all respects (except for de minimis inaccuracies) as of September 28, 2023 and as of the Expiration Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which will not have been so true and accurate in all respects (except for de minimis inaccuracies) as of such earlier date) and (D) any other representation or warranty of Blue Apron contained in the Merger Agreement is not true and correct in all respects as of September 28, 2023 and as of the Expiration Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which will not have been so true and correct in all respects as of such earlier date), except, in the case of this clause (D) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has had, or would be reasonably be expected to have, a Company Material Adverse Effect without giving effect to any qualifications as to materiality or “Company Material Adverse Effect” set forth in such representations and warranties (clauses (A) through (D), collectively, the “Representations Condition”);

c.
Blue Apron has failed to perform in all material respects its covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time;

(iii)
Wonder shall not have received from Blue Apron a certificate, dated as of the date on which the Acceptance Time occurs, signed by an executive officer of Blue Apron, certifying as to the matters set forth in paragraphs (ii)(b), (ii)(c) and (iv);

(iv)
since September 28, 2023, there shall have occurred any Company Material Adverse Effect (the “Company Material Adverse Effect Condition”); or

(v)
the Termination Condition exists. The “Termination Condition” means that the Merger Agreement has been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Wonder and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Wonder and Purchaser, in whole or in part at any time and from time to time, in their sole discretion (except for the Minimum Condition and the Termination Condition, which may not be waived by Wonder or Purchaser). The failure by Wonder, Purchaser or any other affiliate of Wonder at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
Notwithstanding the foregoing, any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. In addition, if we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

16.
Certain Legal Matters; Regulatory Approvals

General
Based on our examination of publicly available information filed by Blue Apron with the SEC and other publicly available information concerning Blue Apron, we are not aware of any governmental license or regulatory permit that appears to be material to Blue Apron’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Blue Apron’s business or that certain parts of Blue Apron’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at the Expiration Time without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions. See Section 15 — “Conditions of the Offer.”
State Takeover Laws
Blue Apron is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Blue Apron Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.
Blue Apron conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Blue Apron for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required
Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) a corporation consummates an offer for all of the outstanding common stock of such constituent company on the terms provided in such agreement of merger that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the merger agreement and (ii) immediately following the consummation of such offer, the acquiring company owns at least such percentage of the shares of stock of such constituent corporation that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Blue Apron stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Wonder, Purchaser and Blue Apron will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Blue Apron stockholders in accordance with Section 251(h) of the DGCL.
17.
Appraisal Rights

No appraisal rights are available to holders of Shares who tender such Shares in connection with the Offer. However, if the Merger is consummated pursuant to Section 251(h) of the DGCL, stockholders and beneficial owners (i) whose Shares were not tendered in the Offer; (ii) who properly demand and perfect appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL; and (iii) who do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by the Delaware Court. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.
In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter will notify each holder of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing such holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by Blue Apron to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.
Any stockholder or beneficial owner who desires to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL. All references in Section 262 of the DGCL and in this Section 17 to a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:
•
within the later of the consummation of the Offer, which occurs when Purchaser has accepted for payment Shares tendered into the Offer following the Expiration Time, and 20 days after the date of mailing of the Schedule 14D-9, deliver to Blue Apron a written demand for appraisal of Shares held, which demand will be sufficient if it reasonably informs Blue Apron of the identity of such stockholder or beneficial owner and that such stockholder or beneficial owner intends thereby to demanding appraisal of such stockholder or beneficial owner’s Shares;

•
not tender such stockholder’s or beneficial owner’s Shares in the Offer;

•
continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•
comply with the procedures of Section 262 of the DGCL.

In addition, one of the ownership thresholds must be met and a stockholder or beneficial owner or the Surviving Corporation must file a petition in the Delaware Court demanding a determination of the value of the stock of all persons entitled to appraisal within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.
In the case of a demand for appraisal made by a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by Blue Apron and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court. If the Shares are owned of record or beneficially in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Shares are owned of record or beneficially by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners.
The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders or beneficial owners desiring to exercise any appraisal rights, or to preserve the ability to do so, and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. More information regarding Section 262 of the DGCL is set forth in the Schedule 14D-9, which is being mailed to Blue Apron stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Additionally, the full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at delcode.delaware.gov/title8/c001/sc09/index.html#262).
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer (and do not subsequently properly withdraw such Shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to such Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for such Shares. The foregoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners who are considering exercising their appraisal rights are urged to consult their respective legal advisors before electing or attempting to exercise such rights.
18.
Fees and Expenses

Purchaser has retained Okapi Partners LLC to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Neither Wonder nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19.
Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Purchaser has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, Blue Apron has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Blue Apron Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.
No person has been authorized to give any information on behalf of Wonder or Purchaser not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of Wonder, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.
Basil Merger Corporation
October 13, 2023

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND WONDER
1.   PURCHASER
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of Purchaser is 4 World Trade, 150 Greenwich Street, 57th Floor, New York, NY 10007. The telephone number at such office is (908) 986-2038. All directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Marc Lore*	Mr. Lore has served as Chief Executive Officer and director of Purchaser since 2023 and as Chief Executive Officer since 2022 and director since 2021 of Wonder. Mr. Lore founded and served as Chief Executive Officer of Jet.com, Inc. (acquired by WalMart, Inc.) from 2014 to 2016 and served as the President and Chief Executive Officer of Walmart eCommerce U.S. from 2016 to 2021. Mr. Lore has been the owner of both the Minnesota Lynx and Minnesota Timberwolves professional basketball teams since 2021.
Jay Naik	Mr. Naik has served as President of Purchaser since 2023 and as President of Wonder since 2023 and, prior to that, Chief Operating Officer of Wonder from 2019 to 2023. Prior to that, Mr. Naik served as Operating Partner at Edison Partners, a growth equity investment firm, from 2017 to 2019.
Kelley Morrell	Ms. Morrell has served as Chief Financial Officer of Purchaser since 2023 and as Chief Financial Officer of Wonder since 2023. Prior to that, Ms. Morrell served in various positions, most recently Senior Managing Director, at Blackstone Inc., an alternative investment management company, from 2017 to 2023.
Andrew Gasper	Mr. Gasper has served as Chief Governance Officer and Secretary of Purchaser since 2023 and as Chief Governance Officer of Wonder since 2020. Prior to Wonder, from 2014 to 2019, Mr. Gasper served in various positions, including Vice President, Business Development, General Manager and General Counsel, at Jet.com, Inc. (acquired by WalMart Inc.), an e-commerce company.
2.   WONDER
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Wonder are set forth below. The business address of each such director and executive officer is 4 World Trade, 150 Greenwich Street, 57th Floor, New York, NY 10007. The telephone number at such office is (908) 986-2038. All directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Marc Lore*	Mr. Lore has served as Chief Executive Officer and director of Wonder since 2022. Mr. Lore founded and served as Chief Executive Officer of Jet.com, Inc. (acquired by WalMart, Inc.) from 2014 to 2016 and served as the President and Chief Executive Officer of Walmart eCommerce U.S. from 2016 to 2021. Mr. Lore has been the owner of both the Minnesota Lynx and Minnesota Timberwolves professional basketball teams since 2021.

SCH 1-1

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Dave Munichiello*	Mr. Munichiello has served as a director of Wonder since 2020. Since 2013, Mr. Munichiello has served as a General Partner at Google Ventures, where he leads the venture capital firm’s Digital Investing Team.
Sameer Gandhi*	Mr. Gandhi has served as a director of Wonder since 2020. Since 2008, Mr. Gandhi has served as a Partner at Accel, a venture capital firm. He currently serves as a director of Freshworks Inc., a consumer software company, and CrowdStrike Holdings Inc., a data security company.
Tony Florence*	Mr. Florence has served as a director of Wonder since 2018. Mr. Florence is the Co-President of New Enterprise Associates, a venture capital firm, where he has worked since 2008 and previously served as Managing General Partner.
Alexander Rodriguez*	Mr. Rodriguez has served as a director of Wonder since 2021. Mr. Rodriguez is the Chairman and Chief Executive Officer of A-Rod Corp, an investment firm that backs world-class startups and partners with leading global companies across real estate, sports, and entertainment. While best known as one of the world’s greatest athletes (a 14x MLB All-Star and a 2009 World Series Champion with the New York Yankees), Alex is now an owner of the Minnesota Timberwolves and Lynx and leads a team of experts building high-growth businesses. He is also an Emmy Award-winning MLB analyst for Fox Sports and ESPN, has been an investor on ABC’s Shark Tank, and co-hosts the video series The Deal with Bloomberg Originals’ chief correspondent Jason Kelly, interviewing CEOs, entrepreneurs, and sports legends.
Gwyneth Paltrow*	Ms. Paltrow has served as a director of Wonder since 2021. Ms. Paltrow founded and has served as Chief Executive Officer of Goop Inc., a wellbeing and lifestyle brand and company since 2008. She is also an actress and has authored several NYTimes bestselling cookbooks focusing on healthier food.
Jay Naik	Mr. Naik has served as President of Wonder since 2023 and, prior to that, Chief Operating Officer of Wonder from 2019 to 2023. Prior to that Mr. Naik served as Operating Partner at Edison Partners, a growth equity investment firm, from 2017 to 2019.
Kelley Morrell	Ms. Morrell has served as Chief Financial Officer of Wonder since 2023. Prior to that, Ms. Morrell, served in various positions, most recently Senior Managing Director, at Blackstone Inc., an alternative investment management company, from 2017 to 2023.
Andrew Gasper	Mr. Gasper has served as Chief Governance Officer of Wonder since 2020. Prior to Wonder, from 2014 to 2019, Mr. Gasper served in various positions, including Vice President, Business Development, General Manager and General Counsel, at Jet.com, Inc. (acquired by WalMart Inc.), an e-commerce company.

SCH 1-2

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
If delivering by mail:	If delivering by express mail, overnight courier or any other expedited service:
Computershare c/o Voluntary Corporate Actions - COY: APRN P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare c/o Voluntary Corporate Actions - COY: APRN Suite V 150 Royall Street Canton, Massachusetts 02021
Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.
The Information Agent for the Offer is:
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Banks and Brokerage Firms Please Call: +1 (212) 297-0720
Shareholders and All Others Call Toll-Free: +1 (844) 343-2625
Via Email: info@okapipartners.com